EXHIBIT 10.3

THIS EXHIBIT 10.3 INCLUDES CERTAIN IDENTIFIED INFORMATION THAT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. WHERE INFORMATION HAS BEEN REDACTED, IT HAS BEEN SO INDICATED BY A “[***]”.

EQUIPMENT SUPPLY CONTRACT

By and Between

LIBERTY ADVANCED EQUIPMENT TECHNOLOGIES LLC

And

WÄRTSILÄ NORTH AMERICA, INC.

REGARDING

SUPPLY AND DELIVERY OF POWER PLANT EQUIPMENT
AND
TECHNICAL ASSISTANCE FOR INSTALLATION AND COMMISSIONING

Dated as of June 22, 2026

EQUIPMENT SUPPLY CONTRACT

This Equipment Supply Contract (this “Agreement”), is made and entered into as of this 22nd day of June, 2026 (the “Effective Date”), by and between:
LIBERTY ADVANCED EQUIPMENT TECHOLOGIES LLC a company organized and existing under the laws of Texas with offices located at 950 17th Street, Suite 2400, Denver, Colorado 80202 (“Buyer”); and
WÄRTSILÄ NORTH AMERICA, INC., a company organized and existing under the laws Maryland, with offices located at 11710 N. Gessner Rd., Suite A, Houston, Texas 77064 (“Supplier”).
Buyer and Supplier are singularly referred to as the “Party” and collectively referred to as the “Parties.”

RECITALS

(a) WHEREAS, Buyer is developing a [***] (gross) power generation project (the “Project”) to be located in [***]; and

(b) WHEREAS, in connection with the Project, Buyer desires to purchase from Supplier [***] Wärtsilä 20V34SG Engines, along with appurtenant equipment and related technical services, all as more particularly described herein; and
(c) WHEREAS, the Parties now desire to set forth the terms and conditions under which the Supplier agrees to sell and deliver, and the Buyer agrees to purchase and pay for the supply.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:
ARTICLE 1
AGREEMENT; INTERPRETATION; DEFINITIONS
1.1    Documents Included. This Agreement consists of this document and the following annexes and exhibits which are attached hereto (collectively, “Appendices”), and which are specifically made a part hereof by this reference:

Annex A	Scope of Supply
Annex B	Technical Specification
Exhibit 1	Environmental, Health, Safety and Security (EHSS) for EEQ Projects
Exhibit 2	Milestone Payment Schedule

Exhibit 3	Form of Buyer’s Parent Company Guaranty
Exhibit 4	Delivery Schedule
Exhibit 5	Performance Guarantees, Performance Liquidated Damages, Minimum Performance Standards
Appendix B1 to Exhibit 5	Project Fuel
Exhibit 6	Insurance Requirements
Exhibit 7	Not used
Exhibit 8	Performance Test Guidelines
Appendix C2 to Exhibit 8	Test Procedures
Exhibit 9	Form of Installation Certificate
Exhibit 10	Form of Start-Up Certificate
Exhibit 11	Form of Performance Test Completion Certificate
Exhibit 12	Form of Notice to Proceed
Exhibit 13	Not Used
Exhibit 14	Cyber Security
Exhibit 15	Transportation Plan
Exhibit 16	Termination Schedule
Exhibit 17	Preliminary Timeline Schedule
Exhibit 18	Engineering Deliverables
Exhibit 19	Resource Rates for Additional Services and EOT (Extension of Time)
1.2    Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties relating to the subject matter hereof as of the date first above stated, and supersedes any and all negotiations, agreements and representations made or dated prior thereto. Subsequent to the date hereof, this Agreement may be supplemented, modified or otherwise amended by mutual agreement or in accordance with the terms of this Agreement. Such amendments, if any, must be in the form of a written amendment to this Agreement, and signed by authorized representatives of both Parties to this Agreement.
1.3    Conflicting Provisions. In the event of any conflict or inconsistency between or among this document and the Appendices, such conflict shall be resolved in accordance with the following order of precedence: (a) this document; (b) Annex A; (c) Annex B; (d) Exhibit 5; (e) the other Appendices. Either Party, upon becoming aware of any conflict or inconsistency among any of the components of this Agreement, shall promptly notify the other Party in writing of such conflict or inconsistency.
1.4    Rules of Interpretation.

1.4.1    Terminology. Unless otherwise explicitly stated in this Agreement:

(i)    Capitalized terms used in this Agreement shall have the meanings specified in this Article or defined elsewhere in this Agreement.
(ii)    The singular shall include the plural, and the masculine shall include the feminine and neuter as the context requires.

(iii)    References to “Articles,” “Sections,” “Annexes,” “Appendices,” or “Exhibits” shall be to articles, sections, annexes, appendices or exhibits of this Agreement, and references to paragraphs or clauses shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(iv)    The words “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; the words “include,” “includes” or “including” shall be deemed to be followed by "without limitation" or "but not limited to", whether or not they are followed by such phrases or words of similar import; and words denoting natural persons shall be interpreted as referring to corporations and any other legal entities and vice versa.
(v)    The term “day” shall mean calendar day (beginning at 12:00 a.m. and ending at 11:59 p.m.), in the location where the relevant (a) payment of funds is to be received, (b) notice is to be received, or (c) performance is to be made; and the term “business day” shall mean a weekday on which (a) commercial banks and financial institutions are open for business in the State of New York (or other relevant U.S. jurisdiction) and in Finland; and (b) the European Central Bank publishes its EUR-USD foreign exchange reference rates.. Whenever any obligation is to be performed by a particular date, or a period ends on a particular date, and the date in question falls on a weekend, or on a day which is not a business day, the obligation shall be performed, or the period shall end, on the next succeeding business day.
(vi)    All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States, consistently applied.
(vii)    All references to a particular entity shall include such entity’s successors and permitted assigns.
(viii)    All references herein to any contract (including this Agreement) or other agreement shall be to such contract or other agreement as amended and supplemented or modified to the date of reference.
1.4.2    Headings. The titles of the articles and sections herein have been inserted as a matter of convenience or reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.
1.4.3    Joint Responsibility for Drafting. This Agreement was negotiated and prepared by both Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part thereof.
1.4.4    Obligation to Act in Good Faith. The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Where the Agreement requires the consent, approval, or similar action by a Party, unless such consent, approval or similar action is expressly subject to the sole discretion or judgment of a Party, such consent or approval shall not be unreasonably withheld or delayed, and wherever the

Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.
1.5    Definitions. For the purposes of this Agreement, the following words and terms shall have the meanings specified below (other words and abbreviations that have well-known technical or trade meanings are used in this Agreement in accordance with such recognized meanings):
Acceptance Date. The date on which the conditions under Section 5.4.5 have been met in accordance with this Agreement.
Affiliate. A person or entity who, with respect to a specified person or entity, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the person or entity specified. For the purposes of this definition, "control" shall mean the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
Agreement. As defined in the preamble to this Agreement.
Appendices. As defined in Section 1.1.
Arbitration Rules. As defined in Section 18.2.1.
Auxiliary Equipment. Means the following equipment to be provided by Supplier hereunder, as further described in Buyer’s Technical Specification, including the radiators, Engine Auxiliary Modules (EAM), Exhaust Gas Modules (EGM), Gas regulating (CGR), pipe rack, electrical equipment as defined in Scope of Supply, support steel, stacks, SCR, and duct work.
Block. Each group of five (5) Generator Sets to be provided by Supplier, which will be on line for a Performance Test.
Buyer. As defined in the preamble of this Agreement.
Buyer’s Parent Company Guaranty. As defined in Section 6.1.8.
Change of Law. Means (i) the enactment, adoption, promulgation, issuance, modification (including any written material change in the interpretation by a Governmental Unit), or repeal, after the Effective Date of any Law, standards or codes, (ii) any material change in the interpretation of any Law, standards or codes, by any Governmental Unit or court of law after the Effective Date, or (iii) the imposition of any material condition on the issuance or renewal of any Governmental Approval after the Effective Date. Notwithstanding anything to the contrary in this Agreement, each of the following will be regarded as a Change of Law: (a) the imposition of, or potential imposition of, or any change, or potential change, in the imposition of, any current or future Customs Duties, and all other duties, tariffs, customs, levies, imports, fees, royalties or charges of any kind, whether in the United States or elsewhere, including any increases thereof that may occur after the Effective Date (whether or not such imposition or change in imposition of Customs Duties was enacted, promulgated, published, known or issued prior to the Effective Date but became effective after the Effective Date or are enacted, promulgated, published, known or issued prior to the Effective Date but the applicability and scope of the Customs Duties to the Equipment becomes known after the Effective Date); and (b) any Change of Law that prevents Supplier from importing Equipment into the United States because the Equipment was deemed to be, or subject to a rebuttable presumption that it was, manufactured in whole or in part using forced labor or using components or materials sourced from any region, province or source from which import is prohibited in the United States, including the listing of any country, region or source by a Governmental Unit on (1) The Entity List (Supplement No. 4 to part 744 of the Export Administration Regulations (EAR)), or (2) the U.S. Forced Labor Enforcement Task Force’s Strategy to Prevent the Importation of Goods Mined, Produced, or Manufactured with Forced Labor in the People’s Republic of China, and associated UFLPA Entity List, after the Effective Date.
Change Order. As defined in Section 8.1.
Changes. As defined in Section 8.1.
Commercial Operation. The production of electrical power, except for electricity produced in order to conduct the Performance Tests or for Start-Up, from the Plant or from a portion of the Plant.
Confidential Information. Any information or data disclosed by one Party to the other in connection with the performance of its obligations under the Agreement, or the substance or existence of the Agreement or the discussions concerning the Agreement, including but not limited to the Documentation and Software, except for information which is demonstrably non- confidential in nature. Information shall be Confidential Information irrespective of the medium in which that information or data is embedded, and regardless of whether Confidential Information is disclosed orally, visually or otherwise. Confidential Information shall include any copies or abstracts made of it as well as any products, apparatus, modules, samples, prototypes or parts that may contain or reveal the Confidential Information.
Contract Price. As defined in Section 3.1.

Customs Duties. All import taxes, import duties, customs duties, tariffs and other similar charges that are imposed on the importation of any component or part of the Equipment or out of Supplier’s or any Subcontractor’s performance of the Services, or with respect to any equipment, materials, labor or services provided by Supplier under this Agreement, including without limitation, all anti-dumping or countervailing duties or safeguard duties, port service fees, quotas or other actions imposed by any jurisdiction (including the country of manufacture, the country in which the Plant is located and any other country through which any of the Equipment is transported or stored).
Cyber Assets. As defined in Section 2.11.1.
Delay. As defined in Section 4.3.
Delay Liquidated Damages. As defined in Section 4.3.

Delay Liquidated Damages Cap. As defined in Section 4.3.
Delayed Payment Rate. The lesser of (a) the rate of interest announced from time to time by Citibank, N.A., at its principal office in New York, NY as its prime or base lending rate for United States commercial loans plus [***] or (b) the maximum interest rate permitted by applicable law.
Delivery. As defined in Section 2.3.2.
Disclosing Party. As defined in Section 9.3.
Documentation. As defined in Section 9.2.
Dollar or USD or $. Currency of the United States of America.
Down Payment. The down payment set forth in the Milestone Payment Schedule.
Effective Date. As defined in the preamble of this Agreement.
EHSS. Environmental, health, safety and security matters at the Plant Site.
Engine. A Wärtsilä 20V34SG engine.
Engine Delay Cap. As defined in Section 4.3.
Engine Package. An Equipment package consisting of the following items to be provided by Supplier per Annex A: (i) Generator Set, (ii) Control System, (iii) Emissions System, (iv) Compressor System, and (v) Cooling System. Control System, Emissions System, Compressor System, and Cooling System refer to the groups of Equipment items so specified in Annex A.
Engine Termination. As defined in Section 4.3.
Engine Termination Payment. As defined in Section 4.3.

Equipment. The Engines and other equipment to be provided by Supplier hereunder, as set forth in Annex A.
Euro or EUR or €. Currency of the European Economic and Monetary Union.
Event of Buyer Default. As defined in Section 12.3.
Event of Force Majeure. Any cause or occurrence affecting the ability of a Party to perform its obligations under this Agreement, which cause or occurrence (i) is beyond the reasonable control of the Party affected; (ii) is not due to an act or omission of the Party affected; and (iii) could not have been avoided or overcome by the exercise of reasonable diligence, including acts of God or the public enemy; expropriation or confiscation of facilities; actions or omissions of any Governmental Unit, or compliance with any order of any Governmental Unit; lack of or failure or inability to obtain or maintain in effect any Governmental Approvals required for the performance of the Work which have been timely applied for; trade or economic sanctions;

export controls or restrictions; sabotage, acts of war (declared or undeclared); blockade; embargo; insurrection; hostilities; civil unrest; riots; military or guerrilla action; terrorist activity or threats of terrorist activities which, under the circumstances, would be considered a precursor to actual terrorist activity; banditry; abnormally adverse weather conditions not reasonably anticipated by the Parties (normal bad weather prevailing at any site at which the Work is being performed, however, shall not be included); adverse weather conditions on the high seas; earthquake, tsunami or other seismic activity; inability to obtain and maintain rights of way for, or ingress to or egress from the Site, necessary for the performance of the Work; fires; floods; explosion; accidents; epidemics, pandemics or response measures (such as quarantine and other restrictions) associated therewith; strikes, work stoppages, boycotts, walkouts, other labor disputes or industrial actions; undue transportation or customs clearance problems or any cause or occurrence, whether or not of the same class or kind as those specifically named above, which fulfills items (i) through (iii) set out above in this definition. The Parties expressly agree that any conflict or disruption in or around (i) Afghanistan, Pakistan, Lebanon, Syria, Oman, Yemen, Iran, Israel, Saudi Arabia, Iraq, Kuwait, Bahrain, Jordan, United Arab Emirates and Qatar; (ii) the Suez Canal and/or Gulf of Aden and/or Red Sea and/or any regional escalation in any of the foregoing (including any measures and consequences associated with such conflict or disruption) shall be deemed to constitute an Event of Force Majeure hereunder (whether the events are foreseen or unforeseen at the time of this Agreement, provided such Event of Force Majeure actually affects the ability of the Party to perform its obligations under this Agreement). Further, and accordingly any existing arrangements that are, at the time of this Agreement, already affected by the said events shall not be within the control of a party.
Event of Supplier Default. As defined in Section 12.1.
Export Controls. As defined in Section 21.6.
Extended Warranty Period. As defined in Section 10.2.

Final Test Procedure. The procedure for testing the Equipment developed and finalized in accordance with the Performance Test Guidelines under Exhibit 8.
GDPR Regulation. Means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any subsequent amendment thereof.
Generator Set. Means the unit consisting of the assembly of an Engine, generator, mechanical coupling, and base-frame(s).
Governmental Approval. Any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, or registration by or with any Governmental Unit.
Governmental Unit. Any federal, national, state, provincial, county, municipal, regional or local government, any political subdivision thereof, or any governmental, quasi-governmental, judicial, administrative, regulatory, public or statutory instrumentality, agency, authority, body, department, commission, court, board, bureau or other entity, in each case, having jurisdiction over the performance of the Services, Equipment, the Plant or its operations (including the transmission of electricity from the Plant), or the health, safety or environmental conditions of the Plant or the Plant Site or otherwise over any Party.
Indemnified Party; Indemnifying Party. As defined in Section 15.5.
Inland Transportation. As defined in Section 2.3.5.
Installation Certificate. As defined in Section 5.3.1.
Interim Period. As defined in Section 8.3.

Law. Any statute, law, regulation, ordinance, rule, judgment, order (including judicial, executive, or otherwise), decree, treaties, directive, injunction, writ, codes, standards, requirement, or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Unit, including those governing wages, hours, Taxes, employment discrimination, safety, workers’ compensation, employee disability, employee benefits and health, safety and environment.
Liquidated Damages. All or each of, as required by the context, the Delay Liquidated Damages and the Performance Liquidated Damages.
Liquidated Damages Cap. As defined in Section 19.1.
Maximum Liability. As defined in Section 19.2.

Milestone Payment Schedule; Milestone Payments. The schedule set forth in Exhibit 2; and the payments to be made pursuant to said schedule.
Minimum Performance Standards. As defined in Exhibit 5.

Notice to Proceed. Means the written notice issued by Buyer to Supplier stating Buyer’s authorization for Supplier to commence work on the date of such notice as set forth in Exhibit 12.
Parties. Buyer and Supplier.
Party. Buyer or Supplier.
Payment Milestone. Each of the milestones set forth in the Milestone Payment Schedule.

Performance Guarantees. The Performance Guarantees set forth in Exhibit 5.

Performance Liquidated Damages. The amounts payable by Supplier to Buyer for failure to meet the Performance Guarantees as set forth in Exhibit 5.
Performance Test Completion Certificate. As defined in Section 5.4.1.
Performance Tests. The tests to demonstrate compliance of the Equipment with the
Performance Guarantees and Minimum Performance Standards, as provided in Exhibit 5.

Personal Data. Means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
Plant. The electric power generating facility to be constructed by Buyer and utilizing the Equipment delivered and sold to Buyer by Supplier in accordance with this Agreement.
Plant Site. The location of the Plant.
Primary Warranty Period. As defined in Section 10.2.
Project. As defined in the first recital of this Agreement.
Project Fuel. The reference fuel described in Appendix B1 to Exhibit 5.
Provisional Acceptance. As defined in Section 5.4.4.

Provisional Acceptance Date. The date on which the conditions under Section 5.4.4 have been met.
Prudent Electric Practices. Means any of the reasonable practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good engineering practices, reliability, safety, expedition and compliance with Laws in facilities like the Plant utilizing like Equipment. Prudent Electric Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, standards and procedures.
Punchlist. As defined in Section 5.4.2.
Punchlist Items. As defined in Section 5.4.2.
Receiving Party. As defined in Section 9.3.

Ready to Ship. The time at which an item of equipment is prepared and ready to be placed onto a shipping vessel and the applicable shipping carrier has been notified of such.
Services. All of the services to be provided by Supplier under this Agreement, as identified in Annex A and described in Annex B.
Ship Date. As defined in Section 4.3.

Software. Any software program and related documentation delivered to or made available for the use of the Buyer as part of the Work, including software embedded in hardware, installed in the Buyer’s technical environment or otherwise made available by the Supplier.
Start-Up. As defined in Section 5.3.2.

Start-Up Certificate. As defined in Section 5.3.2.
Starting Date. As defined in Section 2.2.

Subcontractor. Any person, including any vendor, with whom Supplier or Buyer has entered into any subcontract to perform any part of the work under this Agreement or the Project or to provide any Equipment on behalf of Supplier.
Supplier. As defined in the preamble to this Agreement.
Supplier’s Representative. As defined in Section 2.4.
Taxes. Shall mean any present or future taxes, including VAT and other sales taxes,
Customs Duties, fees, imposts, deductions, withholdings, port charges or any other official charges imposed by any Governmental Unit, whether associated with the Equipment, the Services, the Supplier’s performance hereunder and/or this Agreement.
Technical Specifications. Collectively, the Scope of Supply set forth in Annex A, and the Technical Specification set forth in Annex B.
Transportation Costs. As defined in Section 2.3.6.
Work. Collectively, the provision of Equipment and performance of the Services identified in Annexes A and B.
ARTICLE 2
SCOPE OF SUPPLY AND SCOPE OF SERVICES

2.1    Scope of Supply and Scope of Services. Supplier shall, in accordance with the provisions of this Agreement, provide the Equipment and perform the Services identified in Annex A and Annex B. Notwithstanding the foregoing, as a result of continuous technical development, Supplier reserves the right to make improvements to Equipment not yet delivered to Buyer, and in such case, such Equipment may deviate in certain respects from the description in Annex B, provided however, that (i) there shall be no deviations from Annex A or Annex B that impact the Contract Price, Delivery, or the Equipment’s Performance Guarantees, or Minimum Performance Standards without a Change Order; and (ii) any deviations from Annex A or Anex B not requested by Buyer shall be at the cost and expense of Supplier.
2.2    Starting Date. Supplier shall receive (i) the Notice to Proceed, (ii) the Buyer’s Parent Company Guaranty and (iii) the Down Payment from the Buyer within [***] after Buyer’s receipt of an invoice from Supplier which Supplier shall send on or after the Effective Date. The first business day immediately after all items (i) through (iii) have been fulfilled constitutes the Starting Date (the “Starting Date”). The Supplier shall commence the performance of the Work on the Starting Date. If the Starting Date has not occurred within [***] after the Effective Date, Buyer shall be deemed immediately in default under this Agreement without any further action by either Party, and the Supplier shall have the right to terminate the Agreement for an Event of Buyer Default and the provisions of Section 12.4 shall apply.

2.3    Delivery. Supplier shall be responsible for delivering the Equipment in accordance with the delivery schedule contained in Exhibit 4. Delivery of the Equipment shall be made DDP- Plant Site Incoterms® 2020 and in accordance with the following:
2.3.1    Delivery of all Auxiliary Equipment will be achieved when it arrives at the Plant Site and is made available for unloading by Buyer.
2.3.2    Delivery of the Generator Set(s) will be achieved when they are placed on the respective foundations by Supplier (“Delivery”). In the event the foundations upon which a Generator Set is to be placed is not ready and available for Supplier to place the Generator Set [***] prior to the scheduled arrival date of the Generator Set, causing a delay to the Delivery of the Generator Set, Supplier will be entitled to a Change Order for the resulting additional time and costs. Buyer will be entitled to identify a storage location or other location to which Supplier will instead make Delivery (and to have a Change Order stating such location) and that location will be considered the “Delivery point” for such Generator Sets and the Generator Sets shall be deemed Delivered in accordance with this Agreement, to include Supplier’s entitlement to payment in accordance with the Milestone Payment Schedule for Delivery. Should Buyer not identify an alternate location within [***] prior to the scheduled arrival date of the Generator Set, Supplier shall have the right to identify a storage location to which Supplier will instead make Delivery, and that storage location will be considered the “Delivery point” for such Generator Sets and the Generator Sets shall be deemed Delivered when the Generator Set is delivered to the alternate location in accordance with the Agreement, to include Supplier’s entitlement to payment in accordance with the Milestone Payment Schedule for Delivery.
2.3.3    A delay in the Delivery of the Auxiliary Equipment or the Generator Set(s) caused by Buyer of more than [***] will entitle Supplier to submit the invoice associated with the Delivery Payment Milestone on the [***] day of delay to Buyer for payment.
2.3.4    In case a delay in customs clearance which is not due to the acts or omissions of Supplier greater than [***] occurs, Supplier shall be entitled to a Change Order to account for such delay and Supplier’s delivery schedule shall be automatically extended to the extent that the Delivery is or will be delayed.
2.3.5    Supplier estimates to obtain the required Governmental Approvals for the transportation of the Equipment from the port of arrival to the Site (“Inland Transportation”) within [***] of each submission. In case a delay in obtaining Governmental Approvals for Inland Transportation occurs and the Delivery is or will be delayed, Supplier shall be entitled to a Change Order to account for such delay and associated costs. Supplier’s delivery schedule shall be automatically extended to the extent that the Delivery is or will be delayed, and Supplier shall be entitled to any costs arising from the delay. The Buyer shall assist the Supplier in obtaining the Governmental Approvals for Inland Transportation.
2.3.6    Exhibit 15 (Transportation Plan) sets out a preliminary transportation plan for the Equipment, including for the sea transportation and Inland Transportation. The only transportation costs included in the Contract Price account for [***] of the Contract Price (“Transportation Costs”), and this is for transportation cost from place of manufacturing to site delivery on foundation. If any Transportation Costs (including increases in existing Transportation Costs as of the Effective Date) are applied to the Equipment or Services, after the Effective Date that, cumulatively with all Transportation Costs included the Contract Price pursuant to the preceding sentence, are in excess of [***] of the Contract Price, then Buyer shall pay (or reimburse Supplier) for such Transportation Costs (including any increases thereof) within [***] after receiving the applicable invoice from the Supplier. The Parties acknowledge that Exhibit 15 is subject to further development and changes by Supplier during project execution. However, should changes to Exhibit 15 be required to obtain Governmental Approvals for Inland Transportation, or if the Supplier cannot perform the Inland Transportation in accordance with Exhibit 15 due to Governmental Approvals or lack thereof, Supplier shall be entitled to a Change Order to account for such delay and associated costs. Supplier’s delivery schedule shall be automatically extended to the extent that the Delivery is or will be delayed, and Supplier shall be entitled to any costs arising from the delay. Notwithstanding the foregoing, (i) Supplier shall provide the final Transportation Costs no more than thirty (30) days prior to shipment and such Transportation Costs may not be increased after that time; and (ii) Buyer shall only be liable for verified Transportation Costs.
2.4    Supplier Representative. Within ten (10) days after the Effective Date, Supplier shall notify Buyer of the individual designated by Supplier (the “Supplier’s Representative”) to oversee Supplier’s performance under this Agreement and who shall act as the primary point of contact for Supplier with respect to this Agreement.
2.5    New Equipment. All Equipment and materials delivered to Buyer by Supplier shall be new, unless otherwise agreed to in writing by Buyer.
2.6    Prudent Electric Practices. Supplier shall perform its obligations in good faith and in accordance with Prudent Electric Practices and shall not unreasonably interfere with Buyer’s general contractor’s work at the Plant Site.
2.7    Governmental Approvals. Except for all Governmental Approvals that are Buyer’s obligation hereunder, Supplier shall obtain all Governmental Approvals required under applicable Law for Supplier to perform its obligations under this Agreement in the United States, and Buyer shall render such assistance as Supplier may reasonably require in connection therewith.
2.8    Labor. In its performance of the Services, Supplier shall use trained and qualified personnel. However, it is the Parties’ understanding that, to the extent permitted by applicable Laws, Supplier’s work at the Plant Site shall be performed without unionized or other form of organized labor.
2.9    Parts. Supplier shall provide all spare parts needed for the Equipment’s commissioning.
2.10    Final Test Procedure. Within ninety (90) days after the Effective Date, the Parties shall agree upon the Final Test Procedure, which shall be based on the Performance Test Guidelines attached hereto as Exhibit 8.

2.11    Supplier’s Cybersecurity Obligations.    The Supplier shall comply with the provisions set forth in Exhibit 14 regarding any logic-bearing system components (hardware, firmware and software) provided under this Agreement (collectively, “Cyber Assets”). Supplier shall provide cybersecurity-related setup, configuration, vulnerabilities, and mitigation support of the Equipment in accordance with Exhibit 18 while the Equipment is in Supplier’s control from Delivery until the Equipment is installed, tested, commissioned, and accepted by the Buyer per the terms set forth in Article 5 of this Agreement.
ARTICLE 3
CONTRACT PRICE AND PAYMENT TERMS

3.1    Contract Price. The total price for all Equipment and Services shall be $332,581,549.00 USD (such amount, as it may from time to time be adjusted pursuant to the terms of this Agreement, the “Contract Price”). The Contract Price is calculated with EUR/USD exchange rate of 1.1456 as published by the European Central Bank on June 22, 2026 and the final price shall be adjusted in accordance with the EUR/USD exchange rate as published by the European Central Bank on the Starting Date of the Contract. The Contract Price shall be subject to adjustment pursuant to Article 8 (Change Orders). The Supplier shall provide a detailed written statement of the Contract Price adjustment, including a calculation how the adjustment has been determined. Following the receipt of the statement by the Buyer, to the extent Buyer has not objected to its accuracy, the Parties shall execute a change order documenting the increased Contract Price and other changes required by the Contract Price adjustment, such as the amendment of Buyer’s Parent Company Guaranty.

3.2    The Contract Price is based on delivery DDP Plant Site (Incoterms® 2020). The Contract Price includes the costs of normal standard export packing which shall under normal transport conditions prevent damage or deterioration of the Equipment before it reaches the point of destination. Notwithstanding the DDP Plant Site Incoterms, both Parties expressly agree that Customs Duties are excluded from the Contract Price and shall be paid by the Buyer as a passthrough cost within [***] after receiving the applicable invoice from the Supplier. Supplier shall provide Buyer the customs broker invoice showing the amount of Customs Duties paid.

3.3    Taxes. The Contract Price does not include any Taxes, except for Supplier’s corporate income taxes on profit and withholding taxes, and related social security contributions on the Supplier’s employees. The Buyer shall bear, and where applicable reimburse the Supplier for such Taxes paid by Supplier, if any, within [***] after receiving the applicable invoice(s) from the Supplier.
3.4    Milestone Payment Schedule. Buyer shall pay Supplier the Contract Price at the times and in the amounts set forth in Exhibit 2 (Milestone Payment Schedule) in accordance with the provisions of this Article 3.
3.5 Invoices. Upon achieving each Payment Milestone, Supplier shall furnish Buyer (at the address set forth in Section 17.1) with an invoice (i) referencing such Payment Milestone; (ii)

indicating the payment amount associated with such Payment Milestone as set forth on the Milestone Payment Schedule, and (iii) setting forth the amount and description of any national, state or local sales or use taxes arising out of Supplier’s performance hereunder, if any, reimbursable by Buyer to Supplier since the date of the preceding invoice (or, in the case of the first invoice hereunder, since the date of this Agreement).
3.6    Payment. Except for the Down Payment, which Buyer shall pay to Supplier within [***] after the Effective Date, Buyer shall make all other payments to Supplier in the amount of each invoice, to the extent Buyer has not in good faith disputed such invoice, conforming with Section 3.4 within [***] after receipt of such invoice. All payments to Supplier shall be made by wire transfer of immediately available funds to the account of Supplier at:
For all Payments in USD:
[***]
or such other depository as Supplier shall designate by written notice to Buyer. Except as provided in Section 7.2 and in this Section 3.6, all sums invoiced by the Supplier shall be paid in full by Buyer to Supplier without any set off, counterclaim or deduction in accordance with this Agreement (including its dispute resolution provisions), and are not subject to any settlement discounts or other special terms of payment. Banking charges shall be borne by the Buyer. Payments made beyond the due date shall accrue interest at the Delayed Payment Rate. All payments to Buyer shall be made by wire transfer of immediately available funds to the account of Supplier at such depository as Buyer shall designate by written notice to Supplier.
ARTICLE 4
SCHEDULE; DELAY DAMAGES

4.1    Delivery Schedule. Supplier shall deliver the Equipment in accordance with Exhibit 4 and this Article 4.
4.2    Delivery Guarantee Date. Subject to the terms and conditions of this Agreement, Supplier guarantees that Delivery of each item of Equipment specified in Exhibit 4 shall occur by the applicable date set forth therein so long as Buyer has paid Supplier all amounts then due under this Agreement, and Buyer has delivered to Supplier and Buyer’s Parent Company Guaranty as set forth in Section 6.1.8 hereof.
4.3    Delay Liquidated Damages. The Parties agree that delivering the Equipment and providing the Services in accordance with the Delivery Schedule is important to this Agreement. Supplier guarantees that each Engine Package will be Ready to Ship by the date set forth in Exhibit

4 (the “Ship Date”). Subject to the Engine Delay Cap, Supplier shall pay to Buyer $[***] per day (the “Delay Liquidated Damages”) for each Engine Package that fails to meet the applicable Ship Date (a “Delay”). “Engine Delay Cap” shall mean the maximum amount of Delay Liquidated Damages that the Supplier shall pay the Buyer regarding each Engine Package, and such amount shall be amount that is [***] of the Delay Liquidated Damages Cap. The cumulative amount of Delay Liquidated Damages for which Supplier shall be liable (for all [***] Engine Packages) shall be [***] of the Contract Price (the “Delay Liquidated Damages Cap”).

Except where a delay is attributable to Buyer or to an Event of Force Majeure, if an Engine Package is not shipped within [***] of the applicable Ship Date and the Engine Delay Cap has been reached for the corresponding Engine Package, Buyer shall be entitled to terminate this Agreement in respect to such Engine Package (an “Engine Termination”) and receive (1) the full applicable Engine Delay Cap plus (2) a refund of the Contract Price attributable to such Engine Package, as set forth on Exhibit 4, plus interest (the applicable “Engine Termination Payment”). Subject to the provisions of this Section 4.3 and Section 19.1, payment of the Delay Liquidated Damages and payment of the Engine Termination Payments are Supplier’s exclusive obligation and Buyer’s exclusive remedy with regard to Supplier’s failure to meet the Ship Deadlines whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. Supplier shall pay the applicable Delay Liquidated Damages and Engine Termination Payments to Buyer on or before the fifteenth (15th) day of the month following each month in which a Delay or Delay Engine Termination occurs. To the extent any Delay Liquidated Damages or Engine Termination Payment has not been paid at the time of Supplier’s final invoice, such shall be included as an offset to amounts payable by Buyer in Supplier’s final invoice in accordance with Section 3.2 or, to the extent they exceed amounts payable by Buyer, shall be paid by Supplier to Buyer within [***].
ARTICLE 5
TESTS
5.1    Product Conformity Tests. Buyer and its representatives, which may include an internationally recognized inspection service selected by Buyer shall have the right to witness the product conformity tests for the Engines. The date and time of the inspection and tests shall be communicated to Buyer reasonably in advance, but in no event less than fifteen (15) days, to allow Buyer or its representative to attend such product conformity tests. Testing shall be performed at the factory of Supplier during normal working hours. Supplier shall bear the expenses of such product conformity tests, but Buyer shall bear the costs (including travel and lodging) of its representatives attending such tests. Buyer’s personnel or representatives shall adhere to the safety and security rules in effect at the location where the tests are being conducted.

5.2    Delivery Inspection. Upon Delivery, Buyer and its representatives shall, at Buyer’s cost, inspect the Equipment. Buyer shall, within [***] after Delivery, give notice to Supplier of any relevant matter which Buyer considers not to be in accordance with this Agreement. If Buyer fails to give such notice, or if Buyer fails to conduct such inspection, the Equipment shall be considered in all respects to be in accordance with this Agreement, subject to the warranties, Performance Guarantees and Minimum Performance Standards contained in this Agreement. Buyer shall have no right to reject or refuse Delivery of the Equipment by reason of minor defects which do not prevent the normal operation of the Equipment, provided that Supplier agrees to remedy such defects after the Delivery of the Equipment.
5.3    Installation, Start-Up and Performance Tests.

5.3.1    Installation. Subject to Section 2.3.2, Buyer shall install the Equipment not later than [***] after the last Delivery occurs, and Supplier shall provide technical advice to Buyer during the Equipment’s installation. The amount of Supplier’s installation advisory hours allocated for the Equipment’s installation is specifically listed in Annex A. Buyer, subject to Supplier’s obligations under this Section 5.3.1, shall be solely responsible for the proper and timely installation of the Equipment in accordance with this Agreement, Prudent Electric Practices and manufacturer’s manuals and recommendations. Once Buyer installs the Equipment, Buyer shall issue an installation certificate (“Installation Certificate”) to the Supplier in the form and substance set forth in Exhibit 9 (Form of Installation Certificate). The Installation Certificate indicates that: (i) the Equipment is in conformity with the Technical Specifications; (ii) the Equipment has been installed according to the instructions and guidelines referred to in this Agreement; and (iii) the Equipment can be started safely. The Installation Certificate shall become valid upon counter-signature by the Supplier confirming the readiness of the Equipment for the Start-Up. The Supplier has the right to require corrections to the installation of the Equipment as a condition for counter-signing the Installation Certificate submitted by the Buyer. The Buyer must make the required corrections at its own cost and using its own personnel, whereafter the Supplier shall counter-sign the Installation Certificate. In any case, the Buyer shall be solely responsible for the proper and timely installation of the Equipment in accordance with this Section. Should Buyer fail to install the Equipment pursuant to this Section, for reasons other than Supplier’s breach of its obligations hereunder or an Event of Force Majeure, Buyer shall pay Supplier the remaining milestones under the Milestone Payment Schedule; provided, however, that for [***] after Delivery, the Parties shall work together to re-schedule Supplier’s obligation to conduct the Performance Tests subject to an agreed Change Order. After [***] from Delivery, Supplier’s obligation to conduct the Performance Tests shall be deemed waived and Supplier shall have no liability for Performance Liquidated Damages.

5.3.2    Commissioning and Start-Up. Promptly following installation, as outlined in Section 5.3.1, and the execution of the Installation Certificate by the Parties, Supplier shall conduct the commissioning (i.e., functionality test) and start-up of the Generator Sets in accordance with Annex A, utilizing Buyer’s personnel under Supplier’s supervision, to confirm conformance of the Equipment to the Technical Specifications (the “Start-Up”). The Buyer shall provide the necessary power/load, consumables, Project Fuel, and oils for the Start-Up activities in sufficient quantity and quality, as specified in Annexes A and B. The Start-Up shall be performed in accordance with Prudent Electric Practices and Supplier’s commissioning guidelines with all Generator Set(s) and running on full load for [***] or as long as necessary to perform the Start-Up activities in accordance with the reliability test guidelines set forth in Exhibit 8. Supplier reserves the right to stop the Start-Up procedure in order to make the necessary adjustments to the Generator Set(s). Under no circumstance shall Buyer be authorized to carry out the Start-Up without Supplier’s supervision. Upon the completion of Start-Up of all Generator Set(s), Supplier shall issue a certificate to Buyer, in the form and substance set forth in Exhibit 10 (Form of Start-Up Certificate), indicating that Start-Up is complete (the “Start-Up Certificate”).

5.4    Additional Services. Supplier’s number of man-hours allocated to the Start-Up process is specifically set forth in Annex A. Should additional services or man-hours be necessary for the Equipment’s Start Up due to reasons other than those caused by Supplier or an Event of Force Majeure, Buyer may request, and, subject to Article 8, the Parties may mutually agree upon additional services to be provided by Supplier to Buyer at the rates set forth in Exhibit 19 (Resource Rates for Additional Services). Notwithstanding the foregoing, Supplier shall provide and Buyer shall not be responsible for paying for additional services or man-days resulting from Supplier’s breach of its obligations under this Agreement or otherwise caused by Supplier.

5.4.1    Performance Tests. Promptly following issuance of the Start-Up Certificate, the Performance Tests shall be conducted in order to demonstrate the compliance of the Equipment with the Minimum Performance Standards and the Performance Guarantees. The Performance Tests shall be conducted by Supplier utilizing Buyer’s personnel in accordance with the Final Test Procedure. Buyer’s personnel shall act under the supervision of Supplier’s technical personnel. Upon completion of the Performance Tests, the Performance Test Completion Certificate confirming Buyer’s acceptance of the Equipment, in the form and substance set forth in Exhibit 11 (Form of Performance Test Completion Certificate) shall be signed by both Parties (the “Performance Test Completion Certificate”). The effective date of the Performance Tests’ completion shall be deemed the day that Supplier successfully completes the Performance Guarantees or meets the Minimum Performance Standards, and Supplier provide notice to Buyer promptly when this is achieved. If (a) Buyer commences Commercial Operation of the Plant before completion of the Performance Tests, or (b) the conduct of the Performance Tests is delayed more than [***] after the issuance of the Start-Up Certificate for reasons not caused by Buyer, Buyer shall pay Supplier the remaining milestones under the Milestone Payment schedule, and Parties shall work together to re-schedule Supplier’s obligation to conduct the Performance Tests as set forth below. If Buyer has not commenced Commercial Operation, then, subject to an agreed Change Order, the Parties may re-schedule Supplier’s obligation to conduct the Performance Tests before the earlier of: (i) [***] after issuance of the Start-Up Certificate, or (ii) [***] after Delivery. If the conduct of the Performance Tests is not rescheduled as set forth herein, Supplier’s obligation to conduct the Performance Tests shall be deemed waived and Supplier shall have no liability for Performance Liquidated Damages.

5.4.2    Punchlist. Promptly, but in no event later than [***] following completion of Performance Tests, the Parties shall review the Supplier’s work under this Agreement and compile a list of work needed to be completed by Supplier that does not impact performance testing or operation of the Equipment (the “Punchlist”). Supplier shall as soon as reasonably practicable complete the items on the Punchlist (the “Punchlist Items”) items no later than [***] after the Parties agree on the Punchlist. If any Punchlist Items are such that they cannot be completed within such [***], and Buyer has commenced effort to complete the applicable Punchlist Item within such [***] and is diligently pursuing completion, Supplier shall complete such Punchlist Items within [***]. Should Supplier fail to complete the Punchlist Items within the applicable [***] or [***] after the Punchlist has been agreed upon, then Buyer shall have the right to complete any remaining Punchlist items and Supplier shall reimburse Buyer for the direct costs and expenses of completion of such Punchlist work.

5.4.3    Repeat of Performance Tests. Supplier has the right to test the Equipment, including the right to re-conduct any Performance Test until the Equipment meets the Performance Guarantees or the Minimum Performance Standards for a period of [***] from the date of the beginning of the initial applicable Performance Test. If Supplier re-performs the Performance Tests and these Performance Tests demonstrate that the Equipment complies with the Performance Guarantees, the Performance Liquidated Damages for the applicable Equipment previously paid by Supplier shall be refunded by Buyer within [***] of receipt of both the successful Performance Test results and an invoice. Should the Equipment meet the Minimum Performance Standards, Supplier may at any time opt to stop conducting any Performance Test and pay the applicable Performance Liquidated Damages to Buyer. If any Equipment fails to meet the Minimum Performance Standards, Supplier shall: (i) provide a remediation plan within [***] of such failure, and (ii) use commercially reasonable efforts to mobilize resources, including personnel and replacement parts to attempt to meet the Minimum Performance Standards within [***] of the initial applicable Performance Test. If the Equipment does not meet the Minimum Performance Standards within [***] of the initial applicable Performance Test, Buyer may reject such Equipment, and Supplier shall replace such Equipment at its sole cost and expense (including shipping, removal and replacement) as soon as commercially reasonable, and failure to do so shall be considered an Event of Supplier Default.
5.4.4    Provisional Acceptance.    Provisional    acceptance of the    Equipment (“Provisional Acceptance”) shall occur when:
(a) Supplier and Buyer have signed the Performance Test Completion Certificate; (b) Buyer has received all drawings, test results and back-up data (in sufficient detail to permit Buyer to verity completion of the Performance Tests); and
(c) Parties have agreed on a Punchlist.
5.4.5    Acceptance. Acceptance of the Equipment (“Acceptance”) shall occur when:
(a) Provisional Acceptance has occurred;
(b) Final test results have been provided to Buyer; and
(c) Supplier has completed the Punchlist.
ARTICLE 6
BUYER RESPONSIBILITIES
6.1    Buyer Responsibilities. In order to enable Supplier to perform its obligations under this Agreement, Buyer shall be responsible for the following activities, each to be at Buyer’s expense:

6.1.1    Pay the Contract Price in accordance with Milestone Payment Schedule and Article 3;

6.1.2    Be responsible for the Equipment’s storage and Equipment preservation (if necessary) in accordance with the Supplier’s storage and Equipment preservation guidelines provided to Buyer;
6.1.3    Install the Equipment at the Plant Site in accordance with Section 5.3.1. Buyer shall be responsible for offloading the Equipment once it is delivered at the Plant Site;
6.1.4    Provide reasonable, safe, and timely access to the Plant to Supplier’s personnel for performance of its work hereunder, including the Services, and Delivery. The Buyer shall provide safe working conditions, security and general good order at the Plant Site. Without limiting the generality of the foregoing, the Buyer shall be responsible for the matters designated as Buyer’s responsibility in Exhibit 1 (EHSS Exhibit). The Buyer shall at all times ensure that the Plant Site and operations at the Plant Site meet the requirements of applicable Governmental Rules. Buyer shall also provide Supplier an adequate and safe storage area for Supplier’s tools and parts necessary to conduct the Services hereunder;
6.1.5    Provide competent and experienced personnel to assist Supplier in conducting the Equipment’s commissioning, Start-Up, and Performance Tests, including personnel who are qualified to operate and maintain the Equipment during Start-Up and conduct of the Performance Tests;
6.1.6    Obtain on a timely basis all Governmental Approvals necessary for the importation and customs clearance of the Equipment, if applicable, and the construction, commissioning, Start-up, testing and operation of the Plant;
6.1.7    Enter into all necessary contracts and agreements or as otherwise required for the dispatch of electric power produced during Start-Up and Performance Tests;

6.1.8    In order to secure Buyer’s obligations under this Agreement, Buyer shall within fifteen (15) days of the Effective Date, deliver to Supplier a parent company guaranty from Liberty Energy Inc. substantially in the form of Exhibit 3 (“Parent Company Guaranty”) with a stated amount equal to [***] of the Contract Price less the Down Payment. Buyer’s Parent Company Guaranty is to remain in effect until all amounts owed to Supplier by Buyer are paid in full. Supplier shall be entitled to draw on Buyer’s Parent Company Guaranty for any amount that Buyer is obligated to pay to Supplier hereunder (including at the Delayed Payment Rate) and fails to pay within [***] after the due date in accordance with the provisions of this Agreement (including its dispute resolution provisions). In case of any increase in the Contract Price pursuant to an amendment to this Agreement or pursuant to a Change Order, the amount of Buyer’s Parent Company Guaranty shall be increased by the amount of such increase in the Contract Price. The amount of Buyer’s Parent Company Guaranty shall be decreased by the amount of payments made under this Agreement;
6.1.9    Provide fuels, lubricants, chemicals, water, and other consumables necessary for Start-up and Performance Tests, in accordance with Annex B and Exhibit 5, including urea or ammonia, that are free of constituents that may adversely affect the Equipment’s performance; and

6.1.10 Timely perform its obligations and rights under this Agreement, and not interfere with the Supplier’s work.
6.2    Buyer’s Cybersecurity Obligations. The Buyer shall comply with the provisions set forth in Exhibit 14 and the provisions below:
6.2.1    The Buyer shall be responsible for any system integration of the Cyber Assets with other information systems and/or system security engineering. It shall be the Buyer’s sole responsibility to protect the Cyber Assets against cyber security threats arising directly from the interfaces between:
(i)    the Cyber Assets; and
(ii)    the Buyer’s servers, networks and/or equipment.
6.2.2    The Buyer shall take all reasonable steps to prevent unauthorized access, use, or hacking of the Cyber Assets at a level commensurate with current standard industry best practices once the Cyber Assets have been handed over to the Buyer or Commissioning has taken place under the Agreement, whichever occurs earlier.
6.2.3    The Parties will during the term of the Agreement adopt measures to ensure standard cyber security requirements as further detailed in Exhibit 14 in order to limit the impact of such problems, including implementing administrative, physical, procedural, and technical safeguards, such as backing up data, and adopting procedures to identify and correct errors and omissions, replace lost or damaged media, and reconstruct data.
6.3    Buyer’s Representative. Within ten (10) days after the Effective Date, Buyer shall notify Supplier of the individual designated by Buyer to oversee Buyer’s performance under this Agreement and who shall act as the primary point of contact for Buyer with respect to this Agreement.
6.4    Prudent Electric Practices. Buyer shall perform all its obligations in good faith and in accordance with Prudent Electric Practices.
ARTICLE 7
PERFORMANCE GUARANTEES AND MINIMUM PERFORMANCE STANDARDS
7.1 Performance Guarantees. Supplier hereby guarantees that the Equipment will comply with each of the Performance Guarantees while operating on the Project Fuel as evidenced during the Performance Tests in accordance with the provisions of Exhibit 5. It is the Parties’ clear understanding that the Performance Guarantees are based on the Project Fuel and the design conditions set forth in Exhibit 5.
7.2    Liquidated Damages. If the Equipment fails to meet the Performance Guarantees for an Engine as set forth in Exhibit 5, except to the extent the failure is caused by Buyer or due to an Event of Force Majeure, Supplier shall pay to Buyer the applicable Performance Liquidated Damages set forth in Exhibit 5. Payment of the Performance Liquidated Damages specified in

Exhibit 5 is Supplier’s exclusive obligation and Buyer’s exclusive remedy with regard to the Equipment’s failure to meet the Performance Guarantees as set forth in Exhibit 5 whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. The aggregate total of the Performance Liquidated Damages shall not exceed the limitation amount set forth in Section 19.1. The Performance Liquidated Damages payable by Supplier shall be included as an offset to amounts payable by Buyer in Supplier’s final invoice or, to the extent they exceed amounts payable by Buyer, shall be paid by Supplier to Buyer within [***] after completion of the last Performance Test. The limitation on Buyer’s remedies set forth herein for Supplier’s failure to meet Performance Guarantees shall not be deemed a limitation on Buyer’s rights or remedies for Supplier’s failure to meet Minimum Performance Standards.
7.3    Minimum Performance Standards. Supplier hereby guarantees that the Equipment will comply with each of the Minimum Performance Standards while operating on the Project Fuel as evidenced during the Performance Tests in accordance with the provisions of Exhibit 5. It is the Parties’ clear understanding that the Minimum Performance Standards are based on the Project Fuel and the design conditions set forth in Exhibit 5. Supplier’s failure to ensure that the Equipment complies with the foregoing guarantee shall be considered an Event of Supplier Default of this Agreement.
ARTICLE 8
CHANGE ORDERS
8.1 Change Orders. If the Buyer orders or causes changes to or stoppage of the Services or Equipment consisting of additions, deletions or other revisions, or if Buyer delays or interferes with Supplier’s work, or if an Event of Force Majeure occurs (together the “Changes”), and such Changes impact Supplier, Supplier shall be entitled to a written order for the Changes (a “Change Order”), as applicable, and the Contract Price, Equipment Delivery date, Performance Guarantees, and all other provisions of the Agreement shall be equitably adjusted accordingly; provided, however, that Supplier shall provide Buyer with information and other documentation describing the change and reason for the change and substantiating such impacts to the Contract Price, the schedule or other delivery and performance guarantees as soon as reasonably practicable and reasonably prior to such Change Order and as requested by Buyer. Supplier shall not be obliged to proceed with any changes or extra work until the price of such change or extra work and its effects on the Equipment Delivery date, and Performance Guarantees have been agreed upon in a Change Order. Notwithstanding anything to the contrary herein, Supplier shall not have any right to changes caused by its acts or omissions under this Agreement, failure to provide substantiating documents, or to the extent such changes are required as a result of a warranty claim under Article 10 for which Section 10.4 does not apply. Unless otherwise stated in the Change Order, any increase in the Contract Price shall be applied to the subsequent Milestone Payment. Under a Change Order meeting the requirements set forth in this Section 8.1, Supplier shall be entitled to all reasonable and reasonably documented costs and expenses derived therefrom, to the extent caused by Buyer, including:
(a)    the costs incurred by Supplier in the removal of any Equipment from the
Plant Site;

(b)    the cost to perform additional Services or procure additional equipment or materials;
(c)    any amounts to be paid by Supplier to its Subcontractors in connection with the modification;
(d)    any amounts to be paid by Supplier to its Subcontractors in connection with the modification or termination of any subcontract;
(e)    any cancellation charges expressly provided for in such subcontracts;
(f)    the standby, demobilization and remobilization costs of Supplier’s and
Subcontractor’s personnel; and
(g)    the costs and expense incurred by Supplier in accordance with Section 12.5 of this Agreement, provided that a suspension under Section 12.5 lasts for greater than [***]; and
(h)    any increased or new Taxes incurred (or to be incurred) by Supplier.
8.2    Mark-Up. For Change Orders meeting the requirements set forth in Section 8.1 titled “Change Orders,” in addition to its costs, for sections (a), (b), (c), and (g) only Supplier shall be entitled to a mark-up of [***] for direct self-performed cost and; [***] mark-up on subcontracted work and third party supplied materials of Section 8.1. No mark- up shall be applied to any other cost, including but not limited to those described in items (d), (e), (f), and (h).

8.3    Change Order Due to Delay in Starting Date. With respect to any period commencing on the Effective Date until the Starting Date (the “Interim Period”), Supplier shall have the right to (i) a Change Order for an equitable adjustment to the Schedule Dates for any delay in the Work caused by, arising from, or resulting from, the Interim Period, if and only if the Starting Period occurs more than [***] after the Effective Date and (ii) a Change Order for an equitable adjustment to increase the Contract Price for any documented, increased costs in connection with the Agreement caused by, arising from, or resulting from, the Interim Period, if an only if the Starting Period occurs more than [***] after the Effective Date. For the avoidance of doubt, this Section 8.3 shall not apply if the Starting Date occurs as of the Effective Date or within [***] of the Effective Date.
ARTICLE 9
DOCUMENTATION; INTELLECTUAL PROPERTY; EQUIPMENT TECHNICAL DATA; CONFIDENTIALITY; SOFTWARE
9.1    Document Deliverables. As part of Supplier’s obligations under this Agreement, Supplier shall deliver to Buyer the following:
9.1.1    Ninety (90) days after the Effective Date, Supplier shall deliver to Buyer Supplier’s quality assurance and quality control guidelines for the Equipment; and

9.1.2 Ninety (90) days prior to the anticipated date of the Performance Tests, Supplier shall deliver to Buyer three (3) sets of the Equipment’s operation & maintenance manuals.
Supplier shall deliver three (3) hard copies of all such drawings, and operation and maintenance manuals in English, along with electronic copies.
9.2    Intellectual Property Rights. Subject to the other provisions of this Section, Supplier shall deliver to Buyer all drawings, technical data, manuals, test results, inspection results and descriptions of the Equipment, which are identified in Section 9.1, Annex A or described in Annex B and Exhibit 18 (Engineering Deliverables) (the “Documentation”). Exhibit 18 sets forth the description of the basic and detailed engineering design of the Equipment provided by Supplier. Title to the Documentation including any other drawings or proprietary information and any and all rights associated with the Work or Confidential Information provided to Buyer shall remain with Supplier or its Subcontractors, as applicable. Supplier grants to Buyer (and its successors to ownership of the Equipment) a non-exclusive, royalty free, and sublicensable license which permits Buyer to use such Documentation, Confidential Information, Equipment, the spare parts if included, and any documents and data provided in connection therewith (excluding the Software) for the construction, and operation and maintenance of the Equipment but not for use for any other projects or purpose and expressly excluding manufacturing of engine components and auxiliary equipment and the construction of other power generation facilities. The license is valid for the lifetime of the Equipment. The license is non-transferable, except that the Buyer shall have the right to transfer the license to a new owner if the ownership of the Equipment is changed, subject to the same terms and conditions and limitations of liability as set forth in the Agreement. In the event Buyer uses such Documentation on other projects or for other purposes (with or without Supplier’s consent), Buyer shall assume sole responsibility for such use and shall indemnify, defend and hold Supplier harmless from all claims, damages, losses and expenses (including reasonable attorneys’ fees) resulting from or arising out of such use. Any illustrations, catalogues, drawings and dimensions which are either provided by Supplier or are otherwise acquired by Buyer and which relate to the Equipment or Services are for information purposes only and are not to be relied upon by Buyer as containing any representations, warranties or indemnities.
9.3    Proprietary Documentation; Confidential Information.    Performance of this Agreement by the Parties may involve the use or furnishing of Documentation which a Party (the “Disclosing Party”) considers to be proprietary or confidential. At the time of furnishing any such proprietary or confidential Documentation to the other Party (the “Receiving Party”), the Disclosing Party will expressly designate by label, stamp, or other written communication that such Documentation is proprietary or confidential. Buyer agrees (a) to treat such Documentation as confidential and to use all care not to divulge such information to any third party other than in furtherance of its business associated with the Project and pursuant to a confidentiality agreement entered into by such party substantially similar to the provisions hereof, (b) to restrict the use of such information to matters relating to the Receiving Party’s performance of this Agreement or in furtherance of Buyer’s business associated with the Project, and (c) to restrict access to such information to employees of the Receiving Party and its agents whose access is necessary in the implementation of this Agreement or in furtherance of Buyer’s business associated with the Project and who agree to be bound by the terms of this Section 9.3. Any such proprietary or confidential Documentation not reasonably required by the Receiving Party in connection with the performance of the Agreement or the construction, operation or maintenance of the Project shall not be reproduced without the Disclosing Party’s prior written consent, and all copies of such proprietary or confidential Documentation will be returned to the Disclosing Party upon request. The restrictions set forth in this Section shall not apply to any Documentation which (i) is contained in a printed publication which was released to the public by Supplier prior to the date of this Agreement, (ii) is, or becomes, publicly known otherwise than through a wrongful act of Receiving Party, its employees, or agents, (iii) is in the possession of Receiving Party, its employees, or agents prior to receipt from Disclosing Party, provided that the person or persons providing the same have not had access to the information from Disclosing Party, (iv) is approved in writing by Disclosing Party for disclosure by Receiving Party, its agents or employees to a third party or (v) Receiving Party becomes obligated to disclose under applicable Law or court or other judicial ruling; provided that Buyer shall notify Supplier promptly of any such required disclosure and afford reasonable cooperation to Supplier in seeking to contest the ruling or in obtaining protective treatment for the disclosed Documentation. Confidential Information shall not, without the prior written approval of the concerned Party, be used, published, or disclosed by the Receiving Party to third parties, subcontractors or Affiliates, except to the extent (i) necessary for the performance of the obligations of the Receiving Party under this Agreement; or (ii) in connection with the operation, maintenance and repair of the Equipment; or (iii) as required by applicable laws, including the rules of any stock exchange or by any authorities.
9.4    Equipment Technical Data. Notwithstanding anything to the contrary, Supplier and its Affiliates may collect data on a read mirror instance from sensors, instruments, monitors, data collectors, industrial control or SCADA devices located at the Buyer’s sites or on the equipment delivered and use such data on an anonymized basis, including but not limited, to support and develop its products, solutions and services. Data may be transferred on an anonymized basis within Supplier and its Affiliates and to third parties who act for or on its behalf for processing the data. Supplier and its Affiliates shall own any enrichment, report or derivative work developed or derived from such data. The rights granted hereunder to use such Data as specified herein shall survive any termination or expiration of the Agreement. Buyer shall always provide Supplier access to Equipment technical data if Supplier requires it to remedy a Warranty defect or to respond to a Buyer request for assistance with improving performance of the Equipment. However, Buyer shall decline and prohibit such data collection if Buyer’s customer instructs Buyer that data collection is not permitted. In such case, Buyer shall notify Supplier in writing, and Supplier shall have no right to collect such data after receipt of such notice.
9.5    Software License. The Supplier grants the Buyer a limited, non-exclusive, non- sublicensable, license to install and use the Software for operation and maintenance of the Equipment. The license is valid for the lifetime of the Equipment. The license is non-transferable, except that the Buyer shall have the right to transfer the license to a new owner if the ownership of the Equipment is changed, subject to the same terms and conditions and limitations of liability as set forth in the Agreement. The Buyer shall not, and shall not permit any other person to: copy any part of the Software; prepare derivative works or improvements of any Software; make available the Software to any person; attempt to derive or gain access to any source code or application code of the Software bypass or breach any security device or protection used for or contained in the Software; change any trademarks, terms of the documentation, warranties or disclaimers; install or have installed, use, and execute more than one (1) copy of the Software on more than one (1) piece of logical or physical Equipment at a time; or use the Software in any other manner or for any purpose or application not expressly authorized in the Agreement.
9.6    Buyer’s Indemnity. The Buyer shall defend, indemnify and hold harmless the Supplier against all claims, losses and damages, liabilities, costs, fines and expenses, including reasonable legal fees, to the extent resulting from any reuse, modification, reproduction or publication of the Supplier’s Confidential Information, Software, Documentation, intellectual property, documents, or data.
ARTICLE 10
WARRANTIES
10.1    Supplier’s Warranty. Contractor warrants, for the Primary Warranty Period or the Extended Warranty Period, as applicable, that all Equipment and components thereof will be of good workmanship and material, free from defects, free from faulty design, and will conform to the specifications set forth in Annexes A and B. Supplier, at its sole cost, shall promptly repair or, at its discretion, replace any part or component of the Equipment (with new and not refurbished part or components) which appears defective during the Primary Warranty Period or, if applicable, the Extended Warranty Period and provided, when required by Supplier, that such part or parts replaced be returned to Supplier, at Supplier’s cost, to the place instructed by Supplier. Buyer shall immediately take appropriate steps to prevent any defect from becoming more serious and to enable Supplier to rectify the aforesaid defect. Any warranty claims or requests with respect to Supplier’s warranty must be made in writing as provided for in Article 17 without delay during the Primary Warranty Period or, if applicable, Extended Warranty Period. Replaced parts shall become Supplier’s property. Supplier shall bear all costs of repairing or replacing the defective parts originally supplied by Supplier, as well as the shipping costs of the defective parts and of the repaired or replacement parts between the Plant Site and the place of repair or replacement as instructed by Supplier. Supplier shall perform the above repair or replacement as soon as reasonably practicable after a claim or request has been made by Buyer. The Parties will agree in writing a reasonable period within which the Supplier will implement the action to remedy such defect (taking into account manufacturing lead times, delivery period and redesign or modification periods, if necessary, and other relevant circumstances).    If the Supplier fails, for reasons not attributable to Buyer, to remedy a defect within the time agreed to above, Buyer, after written notice to Supplier, is entitled to execute such repair or replacement as necessary to remedy the defect at cost to Supplier, provided that Buyer will not be entitled to claim any cost for remedying such defect which exceeds the Suppliers’ own estimated cost of such necessary work.

10.2    Warranty Period. The warranty set forth in Section 10.1 shall apply for a period ending [***] after the Provisional Acceptance Date or [***] after the arrival of the Generator Sets in the United States, whichever occurs first (the “Primary Warranty Period”). The warranty period with respect to parts which have been repaired or replaced during the Primary Warranty Period shall be [***] from the date of repair or replacement or until the expiration of the Primary Warranty Period, whichever occurs later (the “Extended Warranty Period”); provided, however, that in no event shall the Extended Warranty Period extend beyond [***] after the Primary Warranty Period began. The Extended Warranty Period applies only to parts or components of the Equipment which are repaired or replaced during the Primary Warranty Period and not to the remaining parts or components or other items of Equipment.
10.3    Exclusions from Warranty. Supplier’s warranty does not cover to the extent a defect is due to or connected with: (a) materials or components or design provided by Buyer or on behalf of Buyer without Supplier’s consent; (b) negligence, willful misconduct or breach of this Agreement by Buyer, its employees or agents or other third parties; (c) use of spare parts other than those supplied by or on behalf of Supplier without Supplier’s consent; (d) improper installation or alterations performed by Buyer or damage caused by Buyer, its employees, agents, or third parties; (e) parts, accessories or attachments which are not sold, supported or expressly approved in writing by Supplier; or (f) Events of Force Majeure. In particular, Supplier’s warranty does not cover any defects to the extent they are caused by or connected with normal wear and tear, the use of unsuitable material or consumables or fuel not in accordance with the Project Fuel, fluctuations in the grid, maintenance, service or operation of the Equipment or any part thereof which, in each case, are not in conformity with Supplier’s or any Subcontractor’s manuals, instructions or technical specifications or which is otherwise not in accordance with Prudent Electric Practices.
10.4    Non-Defect Claims. Should Buyer make a warranty claim under the warranty provided by this Agreement, and it is determined that there exists no defect covered by such warranty, Buyer shall reimburse Supplier the actual and documented reasonable costs and expenses of Supplier for any work performed, including costs for conducting the investigation of the alleged defect.
10.5    Limited Warranty. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE ONLY WARRANTIES BY SUPPLIER APPLICABLE TO THE EQUIPMENT AND SERVICES AND ARE EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESSED     OR     IMPLIED,     INCLUDING     ANY     IMPLIED     WARRANTY     OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED AGAINST DEFECTS, LATENT OR OTHERWISE. SUPPLIER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR IT ANY OTHER WARRANTY OBLIGATION IN CONNECTION WITH THE EQUIPMENT OR SERVICES OR ANY PART THEREOF. THE WARRANTY OBLIGATIONS ARE SUPPLIER’S SOLE OBLIGATION AND LIABILITY AND BUYER’S SOLE REMEDY FOR ANY DEFECT IN THE EQUIPMENT AND SERVICES.
ARTICLE 11
TITLE AND RISK OF LOSS

11.1    Risk of loss of Title. Without limiting Supplier’s right to suspend performance under Section 12.4, good and merchantable title to each item of Equipment shall pass to Buyer, free and clear of any and all liens, claims, security interests or other encumbrances as follows: (i) upon Delivery of such item of Equipment for the first [***] Engine Packages, and (ii) upon Supplier’s receipt of the last Milestone Payment for the remaining [***] Engine Packages.

11.2    No Liens. Title to the Equipment shall pass to Buyer as provided under Section 11.1 free and clear of any lien or other encumbrances of any person claiming by, through or under Supplier or its Subcontractors, upon the Equipment or the Plant Site. If any such lien or encumbrance is imposed, Supplier shall respond to such lien or encumbrance in accordance with Section 15.3. CONTRACTOR HEREBY WAIVES AND RELEASES ALL CLAIMS, DEMANDS, LIENS, SECURITY INTERESTS, AND OTHER RIGHTS OF EVERY KIND AND CHARACTER, WHETHER CONSTITUTIONAL, STATUTORY, CONTRACTUAL, TORTIOUS, OR EQUITABLE,     WHICH CONTRACTOR NOW HOLDS OR MAY ACQUIRE IN, ON OR AGAINST ALL OR ANY PORTION OF BUYER’S PROPERTY FOR BUYER’S FAILURE TO MAKE PAYMENTS UNDER THIS AGREEMENT.
11.3    Risk of Loss. Supplier shall have full responsibility for the care, custody, control and risk of loss for the Equipment through the relevant date of Delivery.
ARTICLE 12
TERMINATION

12.1    Events of Default by Supplier. Supplier shall be in default hereunder upon the occurrence of any one of the following events, which shall be events of default (each an “Event of Supplier Default”) if not cured within [***] following delivery to Supplier of a notice of such event from Buyer, or, if capable of being cured but not within such [***] period, if Supplier has not commenced the cure within such period or does not thereafter diligently pursue such cure, provided that the events described in Sections 12.1.1 and 12.1.3 below shall be an Event of Supplier Default upon their occurrence:
12.1.1 Unauthorized Assignment. Supplier shall have assigned or transferred this Agreement or any right or interest herein, except as expressly permitted by this Agreement or agreed to by Buyer;
12.1.2 Material Default. Supplier shall have defaulted in its performance in any material respect under any material provision of this Agreement;
12.1.3 Bankruptcy. Any proceeding shall have been instituted against Supplier seeking to adjudicate Supplier as a bankrupt or insolvent, or Supplier shall have made a general assignment for the benefit of its creditors, or a receiver shall have been appointed on account of the insolvency of Supplier, or Supplier shall have filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and, in the case of any such proceeding instituted against Supplier (but not by Supplier), such proceeding shall not have been dismissed within one hundred twenty (120) days of such filing; or
12.1.4 Other Events of Supplier Default. Any other event has occurred that is identified in this Agreement as an Event of Supplier Default.
12.2    Buyer’s Remedies Against Supplier. Without limitation to Buyer’s rights to Liquidated Damages under this Agreement, if an Event of Supplier Default shall have occurred and be continuing, Buyer shall have the right to terminate this Agreement by delivery of a notice of termination to Supplier. If Buyer elects to terminate this Agreement pursuant to this Section,

Supplier shall not be entitled to retain or receive any amounts paid or payable hereunder except for an amount equal to Supplier’s documented and actual reasonable direct costs of any Equipment and Services of which Buyer has taken possession or received, and in case Buyer has suffered damages Supplier shall be liable to Buyer for all documented and reasonable costs in excess of the unpaid balance of the Contract Price incurred by Buyer in obtaining, completing or arranging for substitute Equipment or Services (which shall be obtained by Buyer in accordance with terms and conditions substantially similar to the terms and conditions of this Agreement). Any remedies under this Section 12.2 shall be subject to the limitations of liability established herein.

12.3    Events of Default by Buyer. Buyer shall be in default hereunder upon the occurrence of any one of the following events, which shall be events of default (each an “Event of Buyer Default”) if not cured within [***] following receipt by Buyer of a written notice of such event or, if capable of being cured but not in such [***] period, if Buyer has not commenced the cure within such period and does not thereafter diligently pursue such cure (such period not to exceed [***]), provided that the events described in Section 12.3.1, 12.3.2 and 12.3.5 below shall be an Event of Buyer Default upon its occurrence:
12.3.1 Unauthorized Assignment. Buyer shall have assigned or transferred this Agreement or any right or interest herein except as expressly permitted by this Agreement or as agreed to by Supplier in writing;
12.3.2 Failure of Payment Security. Buyer’s Parent Company Guaranty is not obtained as set forth in Section 6.1.8 or Buyer fails to pay the Down Payment as stipulated in Exhibit 2 of this Agreement within the time required by Section 3.6;
12.3.3 Payment Default. Buyer shall have failed to pay any amount payable to Supplier when due in accordance with this Agreement;
12.3.4 Material Default. Buyer shall have defaulted in its performance in any material respect under any material provision of this Agreement;
12.3.5 Bankruptcy. A proceeding shall have been instituted against Buyer seeking to adjudicate Buyer as a bankrupt or insolvent, or Buyer shall have made a general assignment for the benefit of its creditors, or a receiver shall have been appointed on account of the insolvency of Buyer, or Buyer shall have filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and in the case of any such proceeding instituted against Buyer (but not by Buyer) such proceeding shall not have been dismissed within one hundred twenty (120) days of such filing; or
12.3.6 Failure to Give Notice to Proceed. Buyer has not given Notice to Proceed within the time required by Section 2.2.

12.4    Supplier Remedies. If an Event of Buyer Default shall have occurred and be continuing, Supplier shall have the right, in addition to any rights and remedies that may be available to Supplier at law or in equity, to terminate this Agreement by delivery of a notice of termination to Buyer. If Supplier elects to terminate this Agreement pursuant to this Section, Buyer shall pay to Supplier within [***] after receipt of Supplier’s invoice therefor, the amount listed in Exhibit 16 (Termination Schedule).

12.5    Supplier’s Suspension Rights. Without prejudice to its right to terminate this Agreement in accordance with Sections 12.3 and 12.4, in the Event of a Buyer Default or if Buyer is delayed in payment and therefore is in breach of Section 12.3.3 if not cured within [***] following receipt by Buyer of a written notice, Supplier may immediately suspend performance of its work, including withholding shipment of any Equipment. In such case, the additional documented and reasonable costs and expenses incurred by Supplier due to such suspension shall be reimbursed by Buyer (or satisfactory security for such reimbursement obligation shall be furnished), to include Supplier’s right to increase the Contract Price for any incremental costs to complete the Work due to the suspension, prior to and as a condition for Supplier’s resumption of its work, and the Delivery Schedule shall be adjusted to reflect the delay in performance caused by such suspension, all of the foregoing as per this Agreement’s Change Order provision.
ARTICLE 13
FORCE MAJEURE

13.1 Failure to Perform Due to an Event of Force Majeure. Neither Party shall be deemed in breach or default of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement to the extent such failure or delay is due to one or more Events of Force Majeure or their effects or by any combination thereof, and the periods allowed for the performance by the Parties of such obligations shall be extended for so long as such events or effects continue. Supplier shall be entitled to an adjustment to the Contract Price, to the extent Supplier incurs additional costs and expenses derived from an Event of Force Majeure, provided supplier is able substantiate such increased cost. This Agreement shall be amended or a Change Order shall be issued as necessary to reflect the foregoing provision. Notwithstanding the foregoing, either Party may terminate this Agreement if Force Majeure delays a Party’s performance for a period greater than [***] (in the aggregate). Any such termination shall be treated in the same manner as a termination for an Event of Buyer Default or an Event of Supplier Default, as applicable, in accordance with this Agreement.

13.2    A Party affected by an Event of Force Majeure shall comply with the following: 13.2.1 the affected Party shall give the other Party written notice estimating the event’s expected duration and probable impact on the performance of such Party’s obligations hereunder, and such affected Party shall continue to furnish timely regular reports with respect thereto during the continuation of the event;
13.2.2 the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the event of Force Majeure;
13.2.3 the affected Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party, promptly taking appropriate and sufficient corrective action; and
13.2.4 the affected Party shall use all reasonable efforts to continue to perform its obligations hereunder.

ARTICLE 14
INSURANCE
14.1    Insurance to be Provided by the Parties. Supplier and Buyer shall each obtain and maintain the insurance as specified in Exhibit 6.
ARTICLE 15
INDEMNIFICATION
15.1    General Indemnity. Each Party, on behalf of itself, its successors and assigns, agrees to the extent of its responsibility to defend, indemnify and hold harmless the other Party against any and all liability to or claims of third parties (together with all reasonable legal fees and investigative costs relating thereto) for physical injury to or death of any person(s) and for loss of or damage to any tangible property occurring in connection with the performance of obligations or the exercise of rights hereunder, to the extent such injury or death or loss of or damage to property results from the negligent acts or omissions of the Indemnifying Party, its agents, employees or contractors.
15.2    Intellectual Property Indemnity. Supplier agrees to release, indemnify, defend and hold Buyer harmless from and against any and all claims whatsoever, including reasonable attorneys’ fees, arising from or in any manner related to an infringement of the intellectual property rights of third parties, including, without limitation, patent, copyright, trademark or trade secrets of any third in connection with the Work, except to the extent such infringement or improper use is at the direction of Buyer or based on use not reasonably contemplated under the Agreement and provided that (i) the Buyer promptly notifies the Supplier in writing of any such claims; (ii) the Buyer provides full disclosure and necessary assistance in respect of such claims made against the Buyer; (iii) the Buyer does not take any position adverse to the Supplier with respect to such claims and gives the Supplier sole authority, at the expense of the Supplier, to settle and defend such claims. The Supplier shall, at its discretion, either procure the right for the Buyer to continue use of the Work, or modify or replace the Work in whole or in part avoiding any such infringements. Supplier shall have sole authority for the control of the defense of any and all such claims and any suits brought thereon, and Buyer shall render such assistance as Supplier may reasonably require in connection therewith; provided that in any suit brought on any such claim, Buyer shall have the right to be represented by counsel of its own choice and at its own expense. Should any such claim materially impair completion of the Project or continued operations of the Plant by Buyer then Supplier shall, at its own expense, timely procure for Buyer the right to continue the Project work so as not to materially impair the schedule for completion of the Project and/or the right to continue operation of the Plant. The above sets forth the Buyer’s sole and exclusive remedy and the Supplier’s only liability with respect to any actual, threatened or alleged claims for infringement or violation of third party’s intellectual property rights. Notwithstanding anything to the contrary contained herein, the Supplier shall not have any liability to the Buyer to the extent that any alleged or actual infringement or claim thereof is based solely upon (i) use or operation of the Work in combination or with equipment or technology (including any software, hardware, firmware, system or network) not supplied by the Supplier where the Work would not itself be infringing; (ii) compliance with the Buyer's designs, specifications or instructions; (iii)

use of the Work in an application or environment for which it was not designed; (iv) modifications of the Work by anyone other than the Supplier without the Supplier's prior written approval; (v) failure to timely implement any maintenance release, modification, update or replacement of the Work made available by the Supplier; or (v) use of the Work after the Supplier’s notice to the Buyer of such activity’s alleged or actual infringement or other violation of a third party’s intellectual property rights.

15.3    Lien Indemnity. Supplier shall (i) promptly, but in no event later than [***], pay or discharge, and discharge of record, or post a bond against, any such claim, lien or encumbrance for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Plant Site or the Plant created by Supplier or any of its Subcontractors or employees, and (ii) indemnify and protect Buyer from and against all such claims, liens, charges or encumbrances that are not paid or discharged.
15.4    Customs Clearance. Buyer agrees to hold Supplier harmless from and against any and all claims whatsoever arising from or in any manner related to any delay caused by customs related issues pursuant to this Agreement, unless such delay is caused by Supplier, and Supplier shall render such assistance as Buyer may reasonably require in connection therewith. Should any such delay materially impair completion of the Work, then Supplier shall be entitled to a Change Order in accordance with Article 8 above. The above sets forth the Buyer’s sole and exclusive remedy and the Supplier’s only duty with respect to any customs related delays.
15.5    Notice. If any party entitled to indemnification hereunder (the “Indemnified Party”) intends to seek indemnification under this Article from the other Party (the “Indemnifying Party”) with respect to any action or claim, the Indemnified Party shall give the Indemnifying Party notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of any possible claim or of the commencement of such claim or action; provided, however, that the indemnity obligations of the Indemnifying Party shall not be affected unless and to the extent such failure to give notice prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim or action with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate, at its own expense.
15.6    Employees. Neither Party nor its directors, officers, employees, agents, Affiliates or representatives, nor any independent contractor engaged by it in connection with the performance of this Agreement, shall be deemed an employee of the other Party. Neither Party shall bring any claim against the other Party or its directors, officers, Affiliates, agents, representatives, employees or independent contractors with respect to any liability for compensation under any State or Federal Worker’s Compensation Act (or similar laws or programs in the applicable jurisdictions), including, but not limited to, Worker’s Compensation and/or employer’s liability or similar claims of employees.

ARTICLE 16

COMPLIANCE WITH LAWS, STANDARDS AND CODES
16.1    General. Supplier shall at all times comply, and shall assure that the Equipment at the time of Delivery and Services at the time of performance comply in all material respects, with all Laws; provided, however, that Supplier’s scope of Services and Equipment are specifically listed in Annexes A, and B. To the extent any Governmental Unit or Governmental Approval, requires additional work or changes to Annexes A or B, the Parties shall negotiate in good faith an adjustment to the Contract Price, Equipment Delivery date, Performance Guarantees, and any other equitable adjustment to the Agreement. The Parties agree that the standards and codes applicable to the design and/or manufacture of the Equipment are as set forth in Annex B. Notwithstanding anything to the contrary, wherever in this Agreement (including Exhibits) or Appendix the Supplier makes a representation, or has any obligation to ensure, that the Equipment will be in compliance with any law relating to ambient air emissions, effluent emissions or noise or with any Governmental Approval respecting ambient air emissions, effluent emissions or noise, any such representation or obligation shall be deemed satisfied to the extent that the Supplier demonstrates, pursuant to the emissions tests, the Equipment’s emissions guarantee is met, as per Exhibit 5. If any other standards or codes are found to be applicable, then they shall be treated in the same manner as a Change of Law under Section 16.2.
16.2    Changes of Law. In the event of any Change of Law, Buyer or Supplier, as the case may be, shall reasonably promptly notify the other thereof in writing upon its discovery of such Change of Law. If any such Change of Law increases Supplier’s cost of producing or supplying the Equipment or performing its obligations under this Agreement, delays Supplier’s schedule or affects any other provision of this Agreement, Supplier shall be entitled to an adjustment to the Contract Price, Equipment Delivery date, Performance Guarantees, and any other equitable adjustment to the Agreement and shall memorialize any such agreement in an amendment to this Agreement or in a Change Order. The Supplier shall have the right to suspend the performance of the Agreement until the Parties have signed a mutually agreed Change Order or amendment reflecting the changes resulting from a Change of Law as stated herein.
ARTICLE 17
NOTICES AND COMMUNICATIONS

17.1 Notices. Any and all notices pursuant to the terms and conditions of this Agreement shall be in writing, in the English language, and can be validly given by either (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight registered mail or courier service, with delivery receipt required; or (d) sent by email with a confirmation copy sent by courier or certified mail to the corresponding address listed below:
If to Supplier:

WÄRTSILÄ NORTH AMERICA, INC. 11710 N. Gessner Rd., Ste. A
Houston, Texas 77064
Attn: [***]

Email: [***]
Tel. [***]
with a copy to:

If to Buyer:

WÄRTSILÄ NORTH AMERICA, INC. 11710 N. Gessner Rd., Ste. A
Houston, Texas 77064
Attn: [***]
Email: [***]
Tel. [***]
Liberty Advanced Equipment Technologies LLC 950 17th Street, Suite 2400
Denver, CO 80202
Attn: [***]
Email: [***]
Fax. [***]
Either Party may change its address or the party to notify by a notice delivered in accordance with this Section.
17.2    Effectiveness of Notices. Notices shall be effective when received by the Party to whom addressed.
ARTICLE 18
DISPUTE RESOLUTION AND GOVERNING LAW

18.1    Negotiation of Disputes and Disagreements. The Parties will attempt in good faith to promptly resolve any claim, dispute or controversy arising out of or relating to this Agreement or the breach thereof (“Dispute”) through negotiation. In the event the Parties are unable to resolve a Dispute within a period of thirty (30) days from the receipt of a notice of Dispute, each Party shall nominate a senior officer of its management, each of whom shall be an executive level individual with authority to settle disputes, to meet at a mutually agreed time and place to attempt in good faith to resolve the Dispute, not later than forty-five (45) days after the receipt of a notice of Dispute. Should a resolution of such a Dispute not be obtained within fifteen (15) days after the date that such senior officers meeting, then either Party may by notice to the other submit the dispute to arbitration in accordance with the provisions of Section 18.2.
18.2    Arbitration Resolution.

18.2.1 Arbitration Rules and Arbitrators. Any Dispute arising out of or relating to this Agreement or the breach thereof which has not been resolved through negotiation in accordance with the procedures set forth in Section 18.1 shall be submitted to binding arbitration under the International Chamber of Commerce Rules of Arbitration (“Arbitration Rules”) then in effect. The arbitration shall be held in New York City, New York. If the aggregate amount of claims or counterclaims does not exceed three Million Dollars ($3,000,000), the arbitration shall be conducted before a single arbitrator selected in accordance with the Arbitration Rules.

Otherwise, the arbitration shall be conducted in accordance with the procedures of the Arbitration Rules before a panel of three (3) arbitrators, with each Party selecting one arbitrator and the third arbitrator, who shall be the chairman of the panel, being selected by the two Party-appointed arbitrators. The claimant shall name its arbitrator in the demand for arbitration and the responding Party shall name its arbitrator within ten (10) days after receipt of the demand for arbitration. The third arbitrator shall be named within ten (10) days after the appointment of the second arbitrator, failing which the third arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator(s) shall not decide the Dispute ex aequo et bono or as amiable compositeur or by reliance on any other doctrine or principle that would permit the arbitrator(s) to avoid the application of this Agreement and/or the governing law. The Parties agree that the arbitrator is, or arbitrators are, entitled to enter such interim orders as it deems necessary, including, without limitation, orders to preserve the subject matter of the Dispute or to preserve or adjust the status of the Parties pending resolution of the Dispute in arbitration. The Parties agree that the evidence phase of the arbitration proceedings shall be conducted according to the IBA Rules of Evidence.
18.2.2 Arbitration Award. The award rendered by the arbitration shall be final and judgment thereon may be entered by any court having jurisdiction thereof. The award shall be in writing and shall give reasons for the decisions reached by the arbitrator. The arbitrator(s) shall have the power to award all remedies available under the applicable law. The prevailing Party (as determined by the arbitrator(s)) shall be entitled to reimbursement of its expenses, including reasonable attorney’s fees, incurred in connection with the arbitration and any judicial enforcement of this arbitration agreement, unless the arbitrator(s) determines that it would be manifestly unfair to honor this agreement of the Parties and determines a different allocation of costs. Except to the extent necessary for proceedings relating to enforcement of the arbitration agreement, the award or other, related rights of the Parties, the fact of the arbitration proceeding itself, all evidence, pleadings, or other documents exchanged or used in the arbitration and the award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the award.
18.2.3 Jurisdiction. Each of the Parties expressly agrees to the nonexclusive jurisdiction of a federal court of New York for the adjudication of a preliminary injunction or other provisional judicial remedy as provided in Section 18.2.1. Each of the Parties accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens. Nothing in this Section 18.2.3 is intended to modify or expand the terms and provisions of Section 18.1 or interfere with an application to any court having jurisdiction for the enforcement of the award.
18.3    Governing Law. This Agreement (and this agreement to arbitrate) shall be governed by the laws of the State of New York, without regard to the conflicts of law rules thereof (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The applicability of the United Nations Convention on the International Sale of Goods (Vienna, 1980) is expressly excluded, as well as any national laws implementing it.
18.4    Confidentiality. Except to the extent necessary for proceedings relating to enforcement of this agreement to arbitrate, the award, or other, related rights of the Parties, the fact of the arbitration proceeding itself, all evidence, pleadings, or other documents exchanged or used in the arbitration and the arbitration award shall be maintained in confidence by the Parties to the fullest extent permitted by applicable law. However, a violation of this covenant shall not affect the enforceability of this agreement to arbitrate or of the arbitration award.
18.5    Severability. The provisions of this agreement to arbitrate are independent of the remaining provisions of this Agreement and the Parties intend that they shall continue in effect even though one or more provisions of the Agreement shall be determined to be null or void. This agreement to arbitrate shall also survive the termination or expiration of this Agreement.
ARTICLE 19
LIMITATION OF LIABILITY

19.1    Liquidated Damages Not Penalty; Total Aggregate Amount. The Parties acknowledge and agree that it would be difficult or impossible to determine with absolute precision the amount of damages that would or might be incurred by Buyer as a result of Supplier’s failure to perform those matters hereunder for which Liquidated Damages are provided. The Parties agree that the amounts of Liquidated Damages provided under this Agreement are in lieu of actual damages and are the Parties’ reasonable estimates of fair compensation for the losses that may reasonably be anticipated from such failures in respect of such matters, and do not constitute a penalty. The total aggregate amount of Liquidated Damages to be paid by the Supplier to Buyer under this Agreement shall in no case exceed [***] (the “Liquidated Damages Cap”). Subject to Section 4.4, payment of Liquidated Damages is Supplier’s sole and exclusive obligation and Buyer’s sole and exclusive remedy with regard to Supplier’s failure to meet the Performance Guarantees and/or applicable Ship Date, whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.
19.2    Maximum Aggregate Liability. Notwithstanding any other provision of this Agreement except Section 19.4 which this Section 19.2 is subject to, neither party’s maximum aggregate liability to the other party or their respective insurers or permitted assignees, if applicable, pursuant to this Agreement, whether arising from tort (including negligence or strict liability), Liquidated Damages (as limited pursuant to Section 19.1), breach of contract (including fundamental breach), breach of warranty, indemnification obligations (subject to the provisions contained in Section 19.4 titled “Exclusions to Maximum Aggregate Liability and Exclusion of Consequential Damages” regarding the associated indemnification obligations to (i) infringement of intellectual property rights of a third party and (ii) third party personal injury or death), or any other cause of action shall not exceed [***] (the “Maximum Liability”).
19.3    Exclusion of Consequential Damages. Subject to Section 19.4 and except for Liquidated Damages (if any) or any amounts owed by Buyer pursuant to Section 12.4, in no event, whether as a result of breach of contract, breach of warranty, tort liability (including negligence or strict liability), or otherwise, shall either party be liable to the other for special, indirect, or consequential damages of any nature whatsoever, including losses nor for damages caused by reason of unavailability of the Equipment, shutdowns/loss of power or service interruptions, loss of use, loss of profits or revenue or business interruption, loss of data, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital or claims of Buyer’s customers, tenants or end-users.
19.4        Exclusions to Maximum Aggregate Liability and Exclusion of Consequential Damages.    Notwithstanding anything herein to the contrary, neither the Maximum Liability contained in Section 19.2 nor the Exclusion of Consequential Damages contained in Section 19.3 shall apply in the case of a Party’s (i) fraud, (ii) breach of applicable law regarding that Party’s own operations in the performance of the Party’s obligations under this Agreement, (iii) gross negligence, (iv) willful act or omission, (v) infringement of intellectual property rights of a third party, (including associated indemnification obligations under this Agreement), (vi) breach of confidentiality provisions, or (vii) third party personal injury or death (including associated indemnification obligations under Section 15.1 of this Agreement).
ARTICLE 20
MISCELLANEOUS

20.1    Entire Agreement. This Agreement represents the entire agreement between the Parties hereto relating to the subject matter hereof and may be amended or varied only in writing by duly authorized representatives of the Parties. The Parties expressly waive all provisions contained in any past agreement or correspondence relating to any portion of the Work or the Plant.
20.2    Amendment. No oral or written modification of this Agreement, either before or after its execution, shall be of any force or effect unless such modification is in writing and signed by Buyer and Supplier.
20.3    Assignment. The terms of this Agreement shall be binding upon both Parties and their respective successors and permitted assigns. Neither Party shall be entitled to transfer or assign their rights and liabilities provided for herein to any third person without a prior written approval from the other Party, which approval shall not be unreasonably withheld or delayed.
20.4    Binding Nature. This Agreement shall become binding in its entirety as of the Effective Date.
20.5    Third-Party Beneficiaries. The provisions of this Agreement are intended for the sole benefit of Supplier and Buyer, and there are no third-party beneficiaries.
20.6    Validity and Enforceability. The invalidity or unenforceability of any portion or provision of this Agreement shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement, and the balance of the Agreement shall be construed and enforced as if the Agreement did not contain such invalid or unenforceable portion or provision. Notwithstanding the provisions of the preceding sentence, should any term or provision of this Agreement be found invalid by any Governmental Unit having jurisdiction thereof, the Parties shall immediately renegotiate in good faith such term or provision of the Agreement to eliminate such invalidity.

20.7    Independent Contractor Status; Employees. Nothing contained herein shall be considered as the establishment of a subordinate labor relationship, nor an association contract,

corporation, trust or other relationship different from the nature of this Agreement between Buyer and Supplier. Nor shall the Supplier, its subcontractor, or any of their employees, be considered employees or associates in any manner whatsoever of Buyer. Likewise, the Buyer, its subcontractors, employees, or other related third parties shall not be considered employees or associates in any manner whatsoever of Supplier. Neither Party shall bring any claim against the other party or its directors, officers, Affiliates, agents, representatives, employees or independent contractors with respect to any liability for compensation under an applicable worker's compensation act (if any), including, but not limited to, worker's compensation and/or employer's liability claims of employees.
20.8    Waiver. The waiver of any breach or failure to enforce any of the terms, covenants or conditions of this Agreement shall not in any way affect, limit, modify or waive the future enforcement of such terms, covenants or conditions.
20.9    Language. The official language of this Agreement shall be English, and any translation into any other language shall be for convenience only.
20.10 Counterparts. This Agreement may be executed in any number of counterparts and by each of the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
20.11 Visitors to the Plant. Supplier may request reasonable opportunities, upon at least three (3) days prior notice to and with the consent of Buyer (which consent withheld in Buyer’s sole discretion), to bring visitors to the Plant for promotional purposes.
20.12 Personal Data. In order to fulfil its obligations under the Agreement, each Party may share Personal Data with the other Party. Each Party undertakes to process the Personal Data in compliance with the GDPR Regulation and/or other applicable personal data protection laws. Wärtsilä’s Personal Data processing activities are set out in the Privacy Notices which are available at https://www.wartsila.com/legal-privacy/privacy. Notwithstanding the foregoing, each Party shall ensure that (i) the Personal Data is only processed to the extent necessary to fulfil its obligations under the Agreement; (ii) it only shares the Personal Data to the extent necessary to fulfil its obligations under the Agreement; (iii) the Personal Data is accurate and kept up to date; (iv) it has storage limitation policies and procedures to ensure that the Personal Data is not kept for longer than is necessary to fulfil its obligations under the Agreement; and (v) it uses a secure data sharing platform or encryption when sharing Personal Data with the other Party to ensure the Personal Data is processed securely.
ARTICLE 21
ANTI-CORRUPTION PRACTICES & IMPORT AND EXPORT RESTRICTIONS
21.1    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and alike, if any, are familiar with and in connection with the supply and all related actions fully comply with the provisions and spirit of the U.S. Foreign Corrupt Practices Act (“FCPA”), OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the Commentaries thereon ("OECD Convention") and the Rules of Conduct to Combat Extortion and Bribery of the International Chamber of Commerce

(“ICC Rules”) and any applicable law implementing such provisions, also in the event Buyer is registered or performs its obligations related to the project outside the countries who are parties to the OECD Convention or ICC Rules, and the fact that it is the corporate policy of the Supplier to be in full compliance, and also require full compliance from its partners, subcontractors and other contracting parties with the letter and spirit of the FCPA, OECD Convention, ICC Rules and any applicable laws, including but not limited to local laws against anti-bribery.
21.2    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and other contracting parties related to the project and alike, if any, do not directly or indirectly, (i) offer or give a bribe or demand for such a bribe (ii) kick back any portion of a contract payment to owners directors and/or employees or employees of the other contracting parties or any third party or (iii) utilize other techniques, such as subcontracts, purchase orders or consulting agreements to channel payments or other benefits to government officials, to directors or employees of the Parties or other contracting parties, their relatives or business associates, with the intention to influence or induce the referred owner or director or employee to use his or her influence to assist the Parties or their Supplier in obtaining or retaining business or securing any improper advantage. The Parties acknowledge that such activities may constitute a criminal violation of local laws and regulations punishable by substantial fines and/or imprisonment.
21.3    The Parties represent and warrant that they and their directors, employees as well as consented assignees, sub-contractors and alike, if any, while carrying out its responsibilities under this Contract, will not pay or agree to pay, directly or indirectly, any funds or anything of value to any public official or owner or their directors or employees or employee of a company related to the project for the purpose of influencing their acts or decisions.
21.4    The Parties represent and warrant that no part of its compensation is passed on directly or indirectly by the Parties or by their director or employee as a bribe or in any manner whatsoever and whomever in contravention of the letter or spirit of the Rules of Conduct to Combat Extortion and Bribery of the International Chamber of Commerce.
21.5    If the Parties or their director and/or employee directly or indirectly offers, pays, promises, gives or authorizes payment of any money or anything of value to any government, public or political party official or a director or an employee of a party involved in the project for the purpose of influencing the official or director or employee act or decision of such official or director or employee in the course of carrying out this Agreement, or is in breach of any of its representations and warranties in this Article 21, the Supplier is entitled to terminate this Agreement through a simple notice with an immediate effect. Termination in accordance with this Article 21 carries same consequences as termination for an event of default under Article 12.
21.6    The Equipment and Services shall be delivered, and the Supplier’s obligations hereunder shall be, subject to all current and future economic, trade, financial or other sanctions or embargoes and export control laws, regulations and approvals thereto enacted from time to time by the European Union, United Nations or United States of America, or by any other government or international organization whose jurisdiction can be extended to the Supplier, its parent company, subsidiaries or Affiliates (collectively, “Export Controls”). The Buyer acknowledges that the Supply and all related technical information, documents and materials may not be re-

exported, transshipped, diverted or transferred, directly or indirectly, contrary to such Export Controls.
21.7    Not Used.

21.8    The Buyer represents and warrants that the Equipment and Services will be used solely for the intended peaceful purpose specified by the Buyer to the Supplier before entry into this Agreement. In particular, the Buyer represents and warrants that the Equipment and Services will not be used for purposes associated with (i) any activity prohibited or otherwise regulated by the Export Controls; (ii) any chemical, biological, nuclear weapons or missiles capable of delivering such weapons; or (iii) support of any terrorist activity or any other military end use. Further, the Buyer warrants and represents that the Equipment and Services or any part thereof shall not be re-sold if it is known or suspected that it is intended to be used for such purposes. The Buyer hereby agrees to and shall cooperate with any verification audit/on-site inspection at the location of the Equipment and Services as requested by the Supplier to verify compliance with Export Controls. The Buyer agrees that it shall provide, within fourteen (14) days of Supplier’s request, an end-user certificate in form and substance acceptable to the Supplier, duly signed for and on behalf of the end-user. If the Supplier has not received such end-user certificate within fourteen (14) days of the request, the Supplier shall have the right to suspend the performance of the Agreement until it receives the end-user certificate. In such case, the additional costs and expenses incurred or to be incurred by the Supplier due to such suspension shall be reimbursed by the Buyer prior to and as a condition for the Supplier’s resumption of its obligations, and the Delivery schedule shall be extended to reflect the delay in performance caused or to be caused by such suspension but at least on a day-for-day basis.
21.9    The Supplier shall have the right to terminate this Agreement (i) if the performance of this Agreement would either (a) violate any Export Controls, or (b) expose the Supplier or its parent company, subsidiaries or Affiliates to risk of any sanction restriction, penalty or liability under or in connection with Export Controls or to other adverse consequence; or (ii) if the Supplier has not received a duly signed end-user certificate in form and substance acceptable to the Supplier within thirty (30) days of the Supplier’s first request for such certificate. In such a case, the Supplier has the right to receive (i) payment of any amounts due under the Agreement or in respect of obligations and work already performed (inclusive of profit attributable to the performed/delivered portion), (ii) payment for commitments made and cancellation cost, and (iii) payment of other direct cost.
21.10 In the event that any change of control of the Buyer occurs, the Buyer shall provide the Supplier with details of the change(s) in the ownership and control of the Buyer at least [***] in advance of such change to the extent possible and in any event on the day of the effectiveness of such change at the latest.
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SIGNATURE PAGE OF THE EQUIPMENT SUPPLY CONTRACT EXECUTED ON June 22, 2026

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and the year first above written.
LIBERTY ADVANCED EQUIPMENT TECHNOLOGIES LLC

By: /s/ Ronald Gusek
Name: Ronald Gusek
Title: CEO

WÄRTSILÄ NORTH AMERICA, INC.

By: /s/ Matthew R. DeHaven
Name: Matthew R. DeHaven
Title: Sr. Business Development Manager

[REMAINDER OF THIS PAGE PURPOSEFULLY LEFT BLANK]

Exhibit 2

Milestone Payment
Schedule

Project Name: [***]

Customer:
Liberty Energy Services

This information is confidential and proprietary to Wärtsilä. No distribution or duplication in any form of any material contained herein is permitted without the prior approval of Wärtsilä.

Project name Liberty Energy Services –
Quotation number: [***]
Document creation date: [***]

MS no:	Description	Payment (%) of the contract price	*Estimated invoicing month	Required documents
1	Down Payment	[***]	[***]	Commercial Invoice only
2	“Procurement of major equipment” •Engines •Generators	[***]	[***]	Commercial Invoice along with Unpriced Purchase orders of •Engine(s) •Generator(s)
3	“Procurement of major equipment” •SCR •Control System •Cooling System Radiators •Compressed Air System	[***]	[***]	Commercial Invoice along with Unpriced Purchase orders of •SCR •Control System •Cooling System Radiators •Compressed Air System
4	Detailed engineering Part-1 Engineering Submission- Wärtsilä Scope specific	[***]	[***]	Commercial Invoice Detailed Engineering design- Part -1 submission report
5	[***] Engine PCT report	[***]	[***]	Commercial Invoice, Product conformity test report of the [***] Engine
6	[***] Engine PCT report	[***]	[***]	Commercial Invoice, Product conformity test reports of the [***] Engine
7	[***] Engine PCT report	[***]	[***]	Commercial Invoice, Product conformity test reports of the [***] Engine
8	[***] Engine PCT report	[***]	[***]	Commercial Invoice, Product conformity test reports of the [***] Engine

9	“Gensets on foundation” [***] (Pro rata, for each Block of 5 X Gensets). 8 independent blocks. Each block containing 5 X EG sets	[***]	[***]	Commercial Invoice, Certification of Gensets on Foundation, issued by the Supplier OR “Deemed milestone completion certificate by the Supplier, in case Foundation not ready to receive the EG sets.
10	Payment upon presentation of the Performance test completion certificate (PTCC) [***]	[***]	[***]
Commercial Invoice
PTCC (performance test completion certificate issued by the Supplier
OR
(In case of deemed completion (or deemed acceptance) the payment shall be against “Deemed Completion (or Deemed acceptance) Certificate” issued by the Supplier)

GUARANTY
This GUARANTY (this “Guaranty”), dated as of June 22nd, 2026, is made by Liberty Energy Inc., a Delaware corporation with a business address located at 950 17th Street, Suite 2400, Denver, Colorado 80202 (“Guarantor”), in favor and for the benefit of Wärtsilä North America Inc., a Maryland Corporation with a business address of with a business of 11710 N. Gessner Rd., Suite A, Houston, Texas 77064
(“Beneficiary”).
Reference is made to the Equipment Supply Contract dated as of June 22nd, 2026, by and between Liberty Advanced Equipment Technologies LLC (“Obligor”) and Beneficiary (the “Underlying Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Underlying Agreement. In consideration of the benefits derived by Guarantor from the transactions under the Underlying Agreement, and in order to induce Beneficiary to enter into the Underlying Agreement, Guarantor hereby agrees as follows:
1. Guaranty. During the Term (as defined in Section 11 below), Guarantor absolutely, unconditionally and irrevocably guaranties, as primary obligor and not merely as surety, the full and punctual payment of [***] present and future monetary obligations required to be paid by Obligor under the Underlying Agreement, plus all costs, expenses and fees (including the reasonable and documented fees and expenses of Beneficiary’s counsel) relating to the enforcement of Beneficiary’s rights hereunder (collectively, the “Obligations”). If for any reason any Obligations are not paid when due, then Guarantor shall pay such Obligations (or cause such payment to occur) not later than the [***] day after its receipt of a written demand by Beneficiary.
Notwithstanding the foregoing, the total liability of Guarantor under this Guaranty shall be limited to an aggregate amount of [***], plus any other amounts which Buyer may owe Supplier under the Underlying Agreement minus (i) the Down Payment and (ii) the amount of the payments made by Obligor under the Underlying Agreement; provided that the foregoing costs, expenses and fees of enforcing this Guaranty will not be subject to this liability limitation. All payments shall be made in US Dollars in accordance with the Underlying Agreement. All payments by the Guarantor under this Guaranty shall be free and clear of, and without liability for withholding or deduction for or on account of, any present or future tax of whatever nature imposed or levied by or on behalf of any jurisdiction.
2. Certain Waivers; Acknowledgments. Guarantor further acknowledges and agrees as follows:
(a) Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all presently existing and future Obligations until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations, without regard to: (i) the extension of time for payment of any Obligation by written agreement of Beneficiary or the amendment, extension or renewal of the Underlying Agreement by the Beneficiary and Obligor; (ii) any delay, omission or failure by the Beneficiary to enforce or exercise any right, or remedy, or any waiver by the Beneficiary of any right or remedy, under the Underlying Agreement or this Guaranty, or in connection with the Obligations; (iii) any bankruptcy, insolvency, dissolution or liquidation of the Obligor; (iv) any merger, consolidation or other reorganization to which the Obligor is a party, or any direct or indirect sale or disposition of the Guarantor’s direct or indirect ownership interest in the Obligor or any change of control of the Obligor; (v) any modification to the terms of all or any of the Obligations; (vi) any lack, with respect to the Obligor, of genuineness, validity or enforceability of the Obligations; (vii) any failure on the part of the Obligor for any reason to comply with or perform any of the terms of any agreement with the Guarantor; (viii) the acceptance or receipt of the partial payment of the Obligations; (ix) any assignment of the Obligor’s rights under the Underlying Agreement; or (x) any other circumstance that would otherwise constitute a defense available to or discharge of the Guarantor.
(b) This Guaranty is a guaranty of payment and not of collection. Beneficiary shall not be obligated to enforce or exhaust its remedies against Obligor or under the Underlying Agreement before proceeding to enforce this Guaranty.
(c) Guarantor hereby unconditionally and irrevocably waives for the benefit of Beneficiary: (i) notice of acceptance of this Guaranty, notice of the creation or existence of any of the Obligations, and notice of any action by Beneficiary in reliance hereon; (ii) notice of the entry into the Underlying Agreement or notice of any amendments, supplements or modifications thereto; (iii) notice of any increase, reduction or rearrangement of Obligor's obligations under the Underlying Agreement or notice of any extension of time for the payment of any sums due and payable by Obligor under the Underlying Agreement; (iv) presentment, protest and notice of protest, and notice of nonpayment or dishonor of any of the liabilities hereby guaranteed; (v) any requirement that suit be brought against, or any other action be taken by Beneficiary, or any notice of default or other notice to be given to, or any demand be made on Obligor or any other person, or that any other action be taken or not taken as a condition to Guarantor's liability for the Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor; and (vi) all rights (whether by counter-claim, setoff or otherwise) and defenses (including, without limitation, the defense of fraud or fraud in the inducement), whether acquired by subrogation, suretyship, assignment or otherwise, to the extent that such rights and defenses may be otherwise available to avoid its payment obligations under this Guaranty.
(d) Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Beneficiary for any reason, and the Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made.
(e) There are no conditions precedent to the enforcement of this Guaranty, and its enforcement is not conditioned on or contingent upon any attempt to enforce in whole or in part any Obligations of Obligor to Beneficiary. Beneficiary may resort to Guarantor for payment of any of the Obligations, whether or not Beneficiary shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.
3. Subrogation. Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Guaranty until all of the Obligations shall have been indefeasibly paid in full. Guarantor hereby subordinates the payment of all indebtedness and other obligations of Obligor or any other guarantor of the Obligations owing to Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full of all of the Obligations. If any amount or other payment is made to or accepted by Guarantor in violation of any of the preceding sentences of this Section, such amount shall be deemed to have been paid to Guarantor for the benefit of, and held in trust for the benefit of, Beneficiary and shall be paid over to Beneficiary promptly and in the form received (together with any necessary endorsements) so as to be applied to the Obligations, whether matured or unmatured, as may be directed by Beneficiary, but without reducing or affecting in any manner the liability of Guarantor for any unpaid Obligations under this Guaranty.
4. Representations and Warranties. To induce Beneficiary to enter into the Underlying Agreement, Guarantor represents and warrants that: (a) Guarantor is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization; (b) this Guaranty constitutes Guarantor’s valid and legally binding agreement in accordance with its terms; (c) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and will not violate (i) Guarantor's organizational documents, (ii) any law applicable to Guarantor or its property, (iii) any agreement to which Guarantor is a party or by which its properties are bound, or (iv) any order, judgment or decree to which Guarantor or any of its assets may be subject; and (d) Guarantor is currently solvent and will not be rendered insolvent by providing this Guaranty. All of the representations and warranties of Guarantor contained herein (i) shall survive the execution and delivery of this Guaranty, and (ii) shall continue to be effective as of the date made until the Obligations have been indefeasibly paid in full and performed in full, notwithstanding any investigation made at any time by or on behalf of Beneficiary.
5. Notices. All notices, requests, consents, demands and other communications hereunder (each, a “Notice”) shall be in writing and delivered to the parties at the addresses set forth herein or to such other address as may be designated by the receiving party in a Notice given in accordance with this section. All Notices shall be delivered by personal delivery, nationally recognized overnight courier, email, or certified or registered mail (return receipt requested, postage prepaid). Except as otherwise provided in this Guaranty, a Notice is effective only (a) with written confirmation of delivery or transmission; (b) upon receipt of the receiving party; and (c) if the party giving the Notice has complied with the requirements of this section.
6. Assignment. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Guarantor may not, without the prior written consent of Beneficiary, assign any of its rights, powers or obligations hereunder. Any attempted assignment in violation of this section shall be null and void.
7. Governing Law; Service of Process. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ANY CHOICE OF LAW DOCTRINE. EACH PARTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5 HEREOF AND AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
8. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OBLIGATIONS HEREUNDER.
9. Cumulative Rights. Each right, remedy and power hereby granted to Beneficiary or allowed it by applicable law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary at any time or from time to time.

10. Severability. If any provision of this Guaranty is to any extent determined by final decision of a court of competent jurisdiction to be unenforceable, the remainder of this Guaranty shall not be affected thereby, and each provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.
11. Termination. Unless the Parties mutually agree in writing to termination of this Guaranty, this Guaranty shall not terminate and shall remain in full effect until all of the Obligations have been indefeasibly paid in full under the Underlying Agreement (the “Term”). Any termination of the Guaranty will not affect Guarantor’s liability for any Obligations arising under the Underlying Agreement in effect or outstanding as of the date of termination.
12. Entire Agreement; Amendments; Headings; Effectiveness. This Guaranty constitutes the sole and entire agreement of Guarantor and Beneficiary with respect to the subject matter hereof and supersedes all previous agreements or understandings, oral or written, with respect to such subject matter. No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by both parties, or in the case of a waiver, by the party against which the waiver is to be effective. Section headings are for convenience of reference only and shall not define, modify, expand or limit any of the terms of this Guaranty. Delivery of this Guaranty by facsimile or in electronic format shall be effective as delivery of a manually executed original of this Guaranty.
[Signature page follows]
Guarantor has executed this Guaranty as of the day and year first above written.
GUARANTOR:
LIBERTY ENERGY INC.
By:
Name:
Title: